Exhibit 4.7

[Execution Copy]

$250,000,000

CREDIT AGREEMENT

Dated as of December 17, 2003

among

EQUISTAR CHEMICALS, LP,

and

THE SUBSIDIARIES

OF EQUISTAR CHEMICALS, LP

PARTY HERETO,

as Co-Borrowers

THE LENDERS PARTY HERETO,

BANK ONE, NA,

CREDIT SUISSE FIRST BOSTON

and

JPMORGAN CHASE BANK

as Co-Documentation Agents,

BANK OF AMERICA, N.A.,

and

CITICORP USA, INC.,

as Co-Collateral Agents

and

CITICORP USA, INC.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.

and

BANC OF AMERICA SECURITIES LLC,

Joint Lead Arrangers and Joint Bookrunners

i

Section 10.13.	Entire Agreement	111
Section 10.14.	Confidentiality	111
Section 10.15.	Limitation on Recourse to General Partners	112

Schedules
Schedule 1.01	Existing Letters of Credit
Schedule 2.01	Lenders’ Commitments
Schedule 3.18	Subsidiaries
Schedule 3.19	Insurance
Schedule 6.06	Restrictive Agreements
Schedule 6.11	Outstanding Indebtedness (as of the Effective Date)
Schedule 6.13	Existing Investments
Schedule X	Eligible Billed not Shipped Inventory

Exhibits
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Revolving Borrowing Request
Exhibit C	Form of Monthly Borrowing Base Certificate
Exhibit D	Form of Letter of Credit Application
Exhibit E-1	Form of Opinion of Baker Botts L.L.P., Special Counsel for Equistar
Exhibit E-2	Form of Opinion of Gerald A. O’Brien, Esq., General Counsel of Equistar
Exhibit F	Form of Security Agreement
Exhibit G	Form of Borrower Designation
Exhibit H	Form of Collateral Access Agreement
Exhibit I	Form of Intercreditor Agreement

v

CREDIT AGREEMENT dated as of December 17, 2003, among EQUISTAR CHEMICALS, LP, a Delaware limited partnership, and the SUBSIDIARIES of EQUISTAR CHEMICALS, LP from time to time party hereto; the LENDERS from time to time party hereto, initially consisting of those listed on Schedule 2.01 hereto; BANK ONE, NA, CREDIT SUISSE FIRST BOSTON and JPMORGAN CHASE BANK, as Co-Documentation Agents; CITICORP USA, INC. and BANK OF AMERICA, N.A., as Co-Collateral Agents; and CITICORP USA, INC., as Administrative Agent.

The Borrowers (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article 1) desire to borrow on a revolving basis an aggregate principal amount not in excess of $250,000,000. The proceeds of Borrowings on the Effective Date are to be used to refinance existing Indebtedness of Equistar and to pay related fees and expenses. The proceeds of Borrowings subsequent to the Effective Date are to be used for general partnership purposes otherwise permitted hereunder. The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with Article 2.

“Access Agreement” shall mean an agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a holder of a Lien on premises of the Borrowers where Eligible Inventory is located agrees and acknowledges, among other things, that the Administrative Agent may without interference from such Lien holder (i) gain access to, remove and exercise its rights against any Inventory located at such premises after an Event of Default, and that such Lien holder may not remove or exercise any remedies against such Inventory except as agreed, (ii) for a period of time not less than 90 days (or such shorter time period as the Administrative Agent may agree in its sole discretion) after the Administrative Agent shall have taken possession of such Inventory, (A) store such Inventory at such premises and (B) conduct a sale of such Inventory at such premises and (iii) examine and make copies of books and records of the Borrowers located at such premises with respect to such Inventory.

“Additional Letter of Credit” shall mean a letter of credit issued hereunder by the Fronting Bank on or after the Effective Date.

“Adjusted LIBO Rate” means, with respect to any Interest Period for any LIBOR Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate by (b) a percentage equal to (i) 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (or with respect to any other category of liabilities that includes deposits by reference to which the LIBO Rate is determined) having a term equal to such Interest Period.

“Administrative Agent” shall mean Citicorp USA, Inc., in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.

“Administrative Fees” shall have the meaning assigned to such term in Section 2.07(c).

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is under common control with or is controlled by such Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). As used with reference to Equistar and its Subsidiaries, “Affiliate” shall include any Partner and any Affiliate of any Partner.

“Agent” shall mean any of the Administrative Agent, the Co-Collateral Agents and the Co-Documentation Agents, and “Agents” shall mean any two or more of the foregoing.

“Alternate Base Rate” shall mean, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate (or equivalent rate otherwise named);

(b) the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25%, to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from 3 New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring Dollar deposits in the United States; and

(c) 0.5% per annum plus the Federal Funds Effective Rate.

“Applicable L/C Margin” shall mean (a) for the initial period commencing on the Effective Date and ending on the last day of the calendar month in which the Administrative Agent receives unaudited financial statements of Equistar and its Consolidated Subsidiaries as of, and for the fiscal quarter ending, June 30, 2004 in accordance with and satisfying the requirements of Section 5.05(b), 2.25% per annum, and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Average Monthly Excess Availability (determined as of the last day of the most recently concluded calendar month):

AVERAGE MONTHLY EXCESS AVAILABILITY	APPLICABLE L/C MARGIN
Greater than or equal to $600,000,000	2.00%
Less than $600,000,000 and greater than or equal to $300,000,000	2.25%
Less than $300,000,000	2.50%

provided, however, that upon the occurrence and during the continuance of an Event of Default, the “Applicable L/C Margin” shall be the sum of the otherwise applicable rate set forth in the table above plus 2.00% per annum. Changes in the Applicable L/C Margin resulting from a change in the Average Monthly Excess Availability for any calendar month shall become effective as to all outstanding Letters of Credit on the first day of the next calendar month.

“Applicable Lending Office” shall mean, with respect to each Lender, (i) such Lender’s domestic lending office in the case of an ABR Loan or (ii) such Lender’s LIBOR Lending Office in the case of a LIBOR Loan.

“Applicable Margin” shall mean (a) for the initial period commencing on the Effective Date and ending on the last day of the calendar month in which the Administrative Agent receives unaudited financial statements of Equistar and its Consolidated Subsidiaries as of, and for the fiscal quarter ending, June 30, 2004 in accordance with and satisfying the requirements of Section 5.05(b), in the case of ABR Loans, 1.50% per annum and, in the case of LIBOR Loans, 2.50% per annum; and (b) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the then applicable Average Monthly Excess Availability (determined as of the last day of the most recently concluded calendar month):

AVERAGE MONTHLY EXCESS AVAILABILITY	ABR LOANS	LIBOR LOANS
Greater than or equal to $600,000,000	1.25%	2.25%
Less than $600,000,000 and greater than or equal to $300,000,000	1.50%	2.50%
Less than $300,000,000	1.75%	2.75%

provided, however, that upon the occurrence and during the continuance of an Event of Default, the “Applicable Margin” shall be the sum of the otherwise applicable rate set forth in the table above for ABR Loans or LIBOR Loans, as the case may be, plus 2.00% per annum. Changes in the Applicable Margin resulting from a change in the Average Monthly Excess Availability for any calendar month shall become effective as to all Loans on the first day of the next calendar month.

“Appraisal Report” shall mean any appraisal report reasonably satisfactory to the Administrative Agent and prepared by independent consultants selected by the Administrative Agent and reasonably satisfactory to the Borrowers.

“Arranger” shall mean each of Citigroup Global Markets Inc. and Banc of America Securities LLC, in its capacity as a joint lead arranger and joint bookrunner in respect of this Agreement.

“Asset Sale” shall mean any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by Equistar or any of its Subsidiaries of any asset, whether or not involving a capital lease, but excluding (a) dispositions of inventory or equipment in the ordinary course of business, (b) dispositions of Temporary Cash Investments and cash payments otherwise permitted under this Agreement (including Permitted Dividends), (c) dispositions to Equistar or a Subsidiary of Equistar, (d) dispositions constituting mergers or consolidations permitted by Section 6.03(b), (e) dispositions constituting Investments permitted by Section 6.13 (except as provided below), (f) dispositions of any fixed or capital asset pursuant to a Sale/Leaseback Transaction, (g) dispositions constituting Liens permitted by Section 6.01 and (h) dispositions pursuant to the Securitization Facility. To the extent that, in connection with (x) an Investment by Equistar or a Subsidiary in a joint venture or (y) a reduction in the proportionate interest of Equistar or a Subsidiary in a joint venture, Equistar or a Subsidiary receives Net Cash Proceeds (determined as if such transaction were an Asset Sale), then such transaction shall be treated as an Asset Sale to the extent of such Net Cash Proceeds.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, substantially in the form of Exhibit A.

“Availability Reserves” shall mean, as of any date of determination and without duplication of any Valuation Reserves or any other Availability Reserves, such reserves in amounts as the Administrative Agent may from time to time establish (upon five Business Days’ notice to the Borrowers in the case of new reserve categories established after the Effective Date and changes in the methodology for determining a reserve and upon one Business Day’s notice to the Borrowers in other cases) and revise (upward or downward based upon existing methodology): (i) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Administrative Agent, do or are reasonably likely to materially adversely affect either (a) Eligible Inventory or its value or (b) the security interests and other rights of any Agent or Lender in the Collateral other than Ineligible Inventory (including the enforceability, perfection and priority thereof) or (ii) to reflect the Administrative Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of the Borrowers is or may have been incomplete, inaccurate or misleading in any material respect in a manner which adversely affects one or more components of the Borrowing Base to an extent greater than that otherwise contemplated in the determination thereof (such reserve to remain applicable for so long as such adverse effect remains applicable) or (iii) in respect of any state of facts that the Administrative Agent reasonably determines constitutes a Default or an Event of Default and that adversely affects one or more components of the Borrowing Base to an extent greater than that otherwise contemplated in the determination thereof (such reserve to remain applicable for so long as such adverse effect remains applicable); provided that, at any date of determination (unless and until otherwise determined by the Administrative Agent), “Availability Reserves” shall include (a) a reserve equal to three times the most recently reported monthly aggregate amount of charges by a landlord, bailee, consignee, processor, warehouseman or other third-party who stores, processes, maintains or holds Eligible Inventory and applicable rail car lease and transportation expense as determined by Equistar (but excluding any such expense as to which the rights of the payee are subject to a Third Party Agreement), (b) a reserve for deductibles applicable to the Borrowers’ insurance policies covering Eligible Inventory, (c) a reserve for other credit exposures secured by the Collateral (other than credit exposures secured exclusively by Ineligible Inventory) including Derivative Obligations and obligations arising out of cash management arrangements related to this Agreement and (d) a reserve for any Liens on Eligible Inventory (or on premises of the Borrowers where Eligible Inventory is located (other than (x) Liens of the type described in clauses (8), (9) and, without limiting the applicability of an Availability Reserve under clause (a) above, (27) of the definition of “Permitted Liens” in the 2001 Indenture (as in effect on the Effective Date, whether or not such Indenture is in effect at the time in question) on such premises and (y) nonconsensual Liens on such premises that do not impair access to, or the removal of or exercise of remedies in respect of, such Inventory)) unless the rights of the holder of such Lien are subject to a Third Party Agreement (such reserve not to exceed the lesser of (i) the amount of the affected Eligible Inventory and (ii) the amount of the obligations secured by such holder’s Lien).

“Available Inventory” shall mean, at any time, the lesser of (i) 70% of each Category of Eligible Inventory and (ii) the product of (x) 85% of the Orderly Liquidation Value Rate multiplied by (y) each Category of Eligible Inventory.

“Average Monthly Excess Availability” shall mean, for any calendar month, the sum, without duplication, of (i) the average daily Total Excess Availability plus (ii) the average daily unrestricted cash of Equistar and its Subsidiaries (as determined by Equistar from treasury records on a non-GAAP basis), in each case for such calendar month.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall mean each of Equistar and any other Loan Party that (i) is not a Foreign Subsidiary and (ii) Equistar designates as a Borrower for purposes hereof by delivery to the Administrative Agent of an instrument in substantially the form of Exhibit G duly executed by Equistar and such Loan Party.

“Borrowers’ Agent” shall mean Equistar, in its capacity as agent for the Borrowers under the Loan Documents, and its successors in such capacity.

“Borrowing” shall mean (a) a Loan or group of Loans of a single Class and Type made by the Lenders on a single date and as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Base” shall mean, at any time, subject to adjustment as provided in Section 5.13(b)(iii), an amount equal to the sum of (i) (x) Available Inventory as reflected in the most recent Borrowing Base Certificate delivered pursuant to Section 5.06 less (y) Availability Reserves at such time plus (ii) Cash Collateral at such time. Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Administrative Agent (subject to Section 10.02(b) hereof and to any limitations herein expressly made applicable to the exercise of such rights) upon one Business Day’s notice to the Borrowers; provided that any such changes in such standards or in advance rates shall not be effective until five Business Days after giving notice thereof to the Borrowers. Actions by the Administrative Agent pursuant to the preceding sentence, and all other actions by the Administrative Agent in respect of the determination of the Borrowing Base (including as provided in the definitions of Availability Reserves, Ineligible Inventory and Valuation Reserves), shall be taken by it in the good faith exercise of its discretion in a manner consistent with its customary credit policies for asset-based credit facilities.

“Borrowing Base Certificate” shall mean a certificate, appropriately completed and substantially in the form of Exhibit C (with such modifications as to format and presentation as may be reasonably requested by the Administrative Agent upon five Business Days’ notice) together with all attachments and supporting documentation (i) as contemplated thereby and (ii) as outlined on Schedule 1 to Exhibit C.

“Borrowing Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit B.

“Business Acquisition” shall mean (i) an Investment by Equistar or any of its Subsidiaries in any other Person (including an Investment by way of acquisition of securities of any other Person) pursuant to which such other Person shall become a Subsidiary or shall be merged into or consolidated with Equistar or any of its Subsidiaries or (ii) an acquisition by Equistar or any of its Subsidiaries of the property and assets of any Person (other than Equistar or any of its Subsidiaries) that constitute substantially all the assets of such Person or any division or other business unit of such Person. The formation by Equistar or any of its Subsidiaries of a new Subsidiary shall not, in and of itself, constitute a Business Acquisition.

“Business Day” shall mean any day which is not a Saturday, Sunday or legal holiday in the State of New York or the State of Texas on which banks are open for business in New York City and Houston; provided, however, that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Expenditures” shall mean, for Equistar and its Consolidated Subsidiaries for any fiscal year, the aggregate cash expenditures for property, plant and equipment of Equistar and its Consolidated Subsidiaries for such fiscal year, as the same are (or would in accordance with GAAP be) set forth in a statement of cash flows of such Person for such fiscal year; provided that “Capital Expenditures” shall exclude (i) expenditures of property and casualty insurance or any award or other compensation with respect to any condemnations of property (or any transfer or disposition of property in lieu of condemnation) and related insurance deductibles, (ii) capital expenditures resulting from the acquisition of rolling stock and related accessories, additions, improvements, parts and replacements leased by Equistar and/or its Consolidated Subsidiaries under railcar operating leases at September 30, 2003 and (iii) Business Acquisitions.

“Capitalized Lease Obligations” of any Person shall mean obligations of such Person and its consolidated subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real and/or personal property, which obligations are accounted for as a capital lease on the consolidated balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” shall mean cash on deposit in, and Liquid Investments held in, the Cash Collateral Account.

“Cash Collateral Account” shall have the meaning specified in the Security Agreement.

“Category” shall mean any of the categories of inventory classification set forth in Exhibit C.

A “Change in Control” shall occur if at any time:

(a) members of the Existing Control Group shall cease to own in the aggregate, through ownership by one or more of them, partnership interests representing more than 50% of the total equity interest and voting power of Equistar;

(b) partnership interests representing in aggregate more than 25% of the total equity interests or voting power of Equistar are transferred to Persons other than the members of the Existing Control Group which transferees do not have (and are not subsidiaries of parents that have) senior unsecured credit ratings from S&P and Moody’s (or if the senior unsecured debt of such transferees or parents is not rated by such agencies, such transferees do not provide opinions from such rating agencies that such transferees or parents could reasonably be expected to obtain senior unsecured credit ratings from such agencies) of at least the lower of (x) BBB- and Baa3 or (y) the senior unsecured debt ratings of the transferor (or its parent);

(c) any Person other than a member of the Existing Control Group shall acquire (i) the right directly or indirectly to exercise a substantial portion of the powers of Lyondell to act on behalf of the Partnership Governance Committee and of the representatives of Lyondell on the Partnership Governance Committee, in each case, as in effect on the Effective Date or (ii) the right directly or indirectly to exercise a substantial portion of the rights and powers of the Partnership Governance Committee with respect to matters that require unanimous consent under the Limited Partnership Agreement as in effect on the date hereof without the need for the consent of a member of the Existing Control Group; or

(d) any mandatory repayment or mandatory offer to purchase under the Indentures occurs or is required as a result of the occurrence of a “Change of Control” (or similar term).

“Citibank” shall mean Citibank, N.A., a national banking association, and its successors.

“Class”, when used in respect of any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Collateral” shall mean any and all “Collateral”, as defined in any applicable Collateral Document.

“Collateral Access Agreement” shall mean an agreement substantially in the form of Exhibit H.

“Collateral Availability” shall mean, at any time, an amount equal to (i) the Borrowing Base at such time, less (ii) the Total Outstandings at such time.

“Co-Collateral Agent” shall mean each of Citicorp USA, Inc. and Bank of America, N.A., in its capacity as co-collateral agent in respect of the Loan Documents.

“Co-Documentation Agent” shall mean each of Bank One, NA, Credit Suisse First Boston and JPMorgan Chase Bank, in its capacity as co-documentation agent in respect of the Loan Documents.

“Collateral Documents” shall mean the Security Agreement and any additional security or control documentation delivered or required to be delivered pursuant to the Loan Documents to secure the Obligations or the “Secured Obligations” as defined in any such Loan Document.

“Collateral Requirement” shall mean the requirement that:

(a) the Administrative Agent shall have received a counterpart of the Security Agreement duly executed and delivered on behalf of each Loan Party;

(b) the Administrative Agent shall have “control” (within the meaning of Section 8-106 of the Uniform Commercial Code) of all outstanding Equity Interests of Equistar Receivables;

(c) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Documents and perfect or record such Liens to the extent, and with the priority, required by the Loan Documents, shall have been filed, registered or recorded;

(d) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Collateral Documents to which it is a party, the performance of its obligations thereunder and the granting of the Liens granted by it thereunder;

(e) each Loan Party shall have taken all other action required under the Collateral Documents to perfect, register and/or record the Liens granted by it thereunder;

(f) each Restricted Account contemplated by the Security Agreement shall have been established, and the Administrative Agent shall have “control” (within the meaning of Section 9-104 of the UCC) of the Inventory Concentration Account, the Sweep Account and the Cash Collateral Account;

(g) the Administrative Agent shall have received a favorable written opinion of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders covering the matters set forth in paragraphs 5 and 6 of Exhibit E-1; and

(h) the Administrative Agent shall have received a fully executed copy of the Intercreditor Agreement.

“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.12 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.07. The amount of each Lender’s Commitment as of the Effective Date is set forth on Schedule 2.01, as reduced or increased by any subsequent Assignment and Acceptance, as applicable, or, in the case of any new Lender, in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as reduced or increased by any subsequent Assignment and Acceptance, as applicable. The aggregate amount of the Lenders’ Commitments on the Effective Date is $250,000,000.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum dated November 2003 relating to Equistar and the transactions contemplated herein.

“consolidated” shall mean, with respect to any Person, the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated Net Tangible Assets” shall mean the total amount of assets of Equistar and its Consolidated Subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) all goodwill, tradenames, trademarks, patents, purchased technology, unamortized debt discount and other like intangible assets, all as set forth on the most recent consolidated financial statements of Equistar delivered to the Lenders pursuant to Section 3.06 or 5.05 and computed in accordance with GAAP.

“Consolidated Subsidiary” shall mean at any date any Subsidiary the accounts of which would in accordance with GAAP be consolidated with those of Equistar in its consolidated financial statements if such statements were prepared as of such date.

“Constituent Documents” shall mean, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by laws, partnership agreement or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors, general partners or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Credit Event” shall mean any Borrowing (including a Borrowing resulting from a conversion or continuation of Loans pursuant to Section 2.04) or any issuance, amendment, renewal or extension of a Letter of Credit.

“Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s Commitment at such time or, if the Commitments shall have been terminated, such Lender’s Outstandings at such time.

“Default” shall mean any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would constitute an Event of Default.

“Derivative Obligations” shall have the meaning specified in Section 1 of the Security Agreement.

“Dollars” or “$” shall mean lawful currency of the United States of America.

“EBITDA” shall mean, with respect to Equistar and its Consolidated Subsidiaries for any period, Net Income for such period plus, to the extent deducted in determining such Net Income and without duplication, (x)(i) interest expense (and, to the extent not otherwise included in interest expense, all “Yield” (or similar return) accrued under the Securitization Facility), income tax expense and depreciation, amortization and other similar non-cash charges and (ii) asset write-downs and other restructuring charges which are not cash costs, in each case for such period, and, in the case of non-cash charges, not exceeding $250,000,000 in the aggregate, and (y) any gain or loss realized for such period in connection with Asset Sales or other dispositions not in the ordinary course of business; provided that, in the case of clause (x)(ii), if any such charge represents a cash payment in any future period, such cash payment shall be deducted when calculating EBITDA for such future period.

“Effective Date” shall mean the date, on or before December 19, 2003, on which all the conditions specified in Section 4.02 shall have been satisfied (or waived in accordance with Section 10.02).

“Effective Date Fees” shall have the meaning assigned to such term in Section 2.07(d).

“Eligible Inventory” shall mean at any date of determination thereof an amount equal to (i) the aggregate value (as reflected on the books and records of the Borrowers and consistent with the Borrowers’ current and historical accounting practices) at such date of all Inventory in each Category owned by the Borrowers, adjusted on any date of determination to exclude, without duplication, all Inventory that is Ineligible Inventory, minus (ii) all Valuation Reserves (or, if the context so requires, Eligible Inventory shall mean the related Inventory).

“Environmental and Safety Laws” shall have the meaning assigned to such term in Section 3.15.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Equistar or any Subsidiary directly or indirectly which arise under or relate to matters covered by Environmental and Safety Laws.

“Equistar” shall mean Equistar Chemicals, LP, a Delaware limited partnership, and its successors.

“Equistar Funding” shall mean Equistar Funding Corporation, a Delaware corporation, and its successors.

“Equistar GP” shall mean any general partner of Equistar.

“Equistar Receivables” shall mean Equistar Receivables II, LLC, a Delaware limited liability company (or a similar special purpose entity established in connection with a successor Securitization Facility), and its successors.

“Equity Interests” shall mean, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Refinancing” shall mean the repurchase, redemption, retirement or other acquisition by Equistar of Equity Interests in Equistar, an Affiliate of Equistar or a Joint Venture (or the acquisition of any outstanding Equity Interests of a Person, the majority of whose assets are Equity Interests) exclusively in exchange for, or out of the net cash proceeds of a substantially contemporaneous issuance by Equistar of, Equity Interests in Equistar which do not constitute Indebtedness (including a capital contribution in respect of such Equity Interests).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning specified in Article 7.

“Excess Availability” shall mean, at any time, an amount equal to (i) the Maximum Facility Availability at such time, less (ii) the Total Outstandings at such time.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender, the Fronting Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income, franchise or doing business taxes imposed on (or measured by) its net income, or bank share taxes, imposed by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 2.20(b)) any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.19(a).

“Existing Control Group” shall mean Lyondell, Millennium and Occidental, the successor of any member of the Existing Control Group (including any entity that is a party to any merger or business combination transaction to which such member shall be a party; provided that immediately after such transaction Equity Interests having a majority of the voting power of such entity’s outstanding Equity Interests shall be held by holders of the Equity Interests of such member immediately prior to such transaction), and their respective subsidiaries.

“Existing Letters of Credit” shall mean the letters of credit issued before the Effective Date and listed in Schedule 1.01 hereto.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Unused Commitment Fee, the L/C Fee, the L/C Issuance Fee, the Administrative Fees and the Effective Date Fees.

“Fiscal Year” shall mean each twelve-month period ending on December 31.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which Equistar is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary organized under the laws of a jurisdiction, and conducting substantially all its operations, outside the United States of America.

“Fronting Bank” shall mean (a) JPMorgan Chase Bank, in its capacity as the issuer of the Existing Letters of Credit and (b) Citibank and other banks as mutually agreed by the Borrowers’ Agent and the Administrative Agent, in their capacity as the issuers of Additional Letters of Credit hereunder, with their respective successors in such capacity as provided in Section 2.06(j). In respect of Additional Letters of Credit, the Fronting Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Fronting Bank, in which case the term “Fronting Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided that the obligation of any JV Owner Subsidiary which is a general partner in a Joint Venture which arises by operation of law in respect of any Indebtedness of such Joint Venture shall not be deemed a Guarantee by such JV Owner Subsidiary of such Indebtedness.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes and including all substances or wastes of any nature regulated pursuant to any Environmental and Safety Laws.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedging arrangement.

“Illegality” shall have the meaning assigned to such term in Section 2.15(a).

“Indebtedness” of any Person shall mean, without duplication, (a) the outstanding principal amounts of all obligations of such Person for borrowed money (including repurchase obligations), (b) the outstanding principal amounts of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or letters of credit in support of bonds, notes, debentures or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person to pay the deferred purchase price of property or services under any conditional sale or other title retention agreement, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and accrued liabilities (i) that are incurred in the ordinary course of business and paid within 60 days after the date due or (ii) that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP), (f) all Capitalized Lease Obligations of such Person, (g) all non-contingent obligations (and, solely for purposes of Section 6.01, all contingent obligations, which contingent obligations shall for such purposes be deemed to be in an outstanding principal amount equal to the maximum contingent amount thereof) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (h) all capital stock of such Person which is subject to redemption otherwise than at the sole option of such Person at any time prior to the date 12 months after the Termination Date to the extent not held by Equistar or any other Loan Party; provided that any capital stock of such Person which is included as Indebtedness solely as a result of provisions thereof which give the holders thereof the right to require such Person to repurchase or redeem such capital stock upon the occurrence of a “change of control” occurring prior to the Termination Date shall not be considered Indebtedness of such Person if the “change of control” provisions applicable to such capital stock are no more favorable to the holders of such capital stock than those contained in this Agreement, (i) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed and (j) all Guarantees of such Person. For avoidance of doubt, Indebtedness does not include (i) the Securitization Facility or (ii) any obligation of a JV Owner Subsidiary which is a general partner in a Joint Venture which arises by operation of law in respect of any Indebtedness of such Joint Venture.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indentures” shall mean the 1996 Indentures, the 1999 Indenture, the 2001 Indenture and the 2003 Indenture.

“Ineligible Inventory” shall mean all Inventory described in one or more of the following clauses, without duplication:

(a) Inventory that is not subject to a perfected first priority Lien in favor of the Administrative Agent or that is subject to any other Lien that is not a Qualified Lien; or

(b) Inventory that is not located at or in transit to property that is owned or leased by the Borrowers unless:

(i) such Inventory has been delivered to a carrier and no document of title is issued with respect to such Inventory by such carrier and the relevant Borrower has the absolute and unconditional right to obtain such Inventory from such carrier free and clear of any and all Liens other than Qualified Liens; or

(ii) such Inventory is either subject to (x) a Third-Party Agreement or (y) an Availability Reserve as specified in clause (a) of the proviso in the definition of Availability Reserves; or

(c) Inventory located on premises of the Borrowers that are subject to any Lien (other than (x) Liens of the type described in clauses (8), (9) and (27) of the definition of “Permitted Liens” in the 2001 Indenture (as in effect on the Effective Date, whether or not such Indenture is in effect at the time in question) on such premises and (y) nonconsensual Liens on such premises that do not impair access to, or the removal of or exercise of remedies in respect of, such Inventory) unless:

(i) such Inventory is subject to an Availability Reserve as specified in clause (d) of the proviso in the definition of Availability Reserves; or

(ii) the holder of such Lien and the Administrative Agent have entered into an Access Agreement with respect to such Inventory on such premises; or

(d) Inventory that is on consignment or that is subject to a negotiable document of title (as such terms are defined in the UCC); or

(e) Inventory that is billed not shipped Inventory; provided that Inventory billed but not shipped to the Persons listed on Schedule X, as of the date hereof and as updated from time to time by the Borrowers with the written approval of the Administrative Agent, shall not be Ineligible Inventory by reason of this clause (e); or

(f) Inventory that is not located in the United States; or

(g) Inventory that is not owned solely by the Borrowers, or as to which the Borrowers do not have good, valid and marketable title thereto (it being understood that such Inventory may be commingled with Inventory owned by others); or

(h) Inventory that consists of (i) supplies (other than that classified as “stores inventory”), (ii) work-in-process and catalysts, in each case not saleable in their current form or (iii) feedstock and line fill classified as “captive feedstock” or “feedstock line fill”; or

(i) Inventory that does not otherwise conform to the representations and warranties contained in this Agreement or the other Loan Documents; or

(j) such other Inventory as may be deemed ineligible by the Administrative Agent from time to time in accordance with the definition of Borrowing Base.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of December 17, 2003 by and among Citicorp USA, Inc., as Receivables Agent, Citicorp USA, Inc., as Lender Agent, Equistar Receivables, as Transferor, Equistar, as Originator, as Initial Servicer and as Borrower, and the other Originators and Loan Parties from time to time party thereto, substantially in the form of Exhibit I.

“Interest Coverage Ratio” shall mean the ratio of EBITDA to Net Interest Expense for Equistar and its Consolidated Subsidiaries, determined on a consolidated basis and calculated to exclude interest expense in the form of additional pay-in-kind interest required to be paid to holders of notes under the 2001 Indenture, the 2003 Indenture or any future indentures that provide for pay-

in-kind interest similar to the additional pay-in-kind interest paid to holders issued under the 2001 Indenture and the 2003 Indenture in connection with the making of a Permitted Dividend, in each case, to the extent such interest expense is not paid or required to be paid in cash during the relevant period.

“Interest Payment Date” shall mean (a) with respect to any Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part, (b) in the case of a LIBOR Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Loan and, in addition, the date of any continuation or conversion of such Loan with or to a Loan of a different Type and (c) with respect to any Loan, the date of termination of the Commitments in their entirety.

“Interest Period” shall mean (a) as to any LIBOR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the seventh day thereafter (if at the time of the relevant Borrowing Request all Lenders participating therein agree to make a seven-day Interest Period available) or on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the next succeeding March 31, June 30, September 30 or December 31 or, if earlier, the date of prepayment or conversion of such Borrowing, and (c) as to any Swingline Loan, the period commencing on the date of such Loan and ending on the last Business Day of the then current calendar month; provided, however, that (i) if any Interest Period would end on a day that shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of LIBOR Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period with respect to any Loan shall end later than the Termination Date, (iii) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period, (iv) there shall be outstanding at any one time no more than 10 Interest Periods applicable to LIBOR Loans and (v) prior to the Syndication Completion Date, each Interest Period with respect to LIBOR Loans shall be for a period of seven days and all such Interest Periods shall commence and end on the same day.

“Inventory” shall mean all now owned and hereafter acquired inventory, goods and merchandise, wherever located, to be furnished under any contract for service or held for sale or lease, all returned goods, raw materials, work-in-

process, finished goods (including embedded software), other materials and supplies of any kind, nature, or description which are used or consumed in any Loan Party’s business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other documents representing them and shall include all feedstocks, line fill, stores inventory, catalysts, chemicals and additives.

“Inventory Concentration Account” shall have the meaning specified in the Security Agreement.

“Investment” shall mean with respect to any Person, all investments by such Person in another Person (including an Affiliate of such Person) in the form of direct or indirect loans, advances or extensions of credit to such other Person (including any Guarantee by such Person of Indebtedness or capital stock (which capital stock is subject to redemption otherwise than at the sole option of the issuer thereof at any time prior to the date 12 months after the Termination Date) of such other Person) or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities of such other Person, together with all items that are or would be classified as investments of such investing Person on a balance sheet prepared in accordance with GAAP; provided that (a) trade credit and accounts receivable in the ordinary course of business, (b) commissions, loans, advances, fees and compensation paid in the ordinary course of business to officers, directors and employees and (c) reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of Equistar or any Subsidiary (other than a Joint Venture Subsidiary and, in each case, subject to the provisions of Section 6.11) shall not be considered Investments.

“Joint Venture” shall mean any joint venture (a) in which Equistar has a direct or indirect economic interest of at least 20% and not more than 80% and (b) which is accounted for by Equistar on the equity method in accordance with GAAP.

“Joint Venture Subsidiary” shall mean any Subsidiary which is a Joint Venture.

“JV Owner Subsidiary” shall mean each Subsidiary of the Borrower (a) that, at any time, directly holds an equity interest in any Joint Venture and (b) that has no other material assets.

“LaPorte Joint Venture” shall mean the Subsidiary of Equistar which owns the LaPorte Olefins Assets.

“LaPorte Olefins Assets” shall mean the plant, fixtures, equipment and other personal property located at Equistar’s LaPorte facility in Deer Park, Texas for the manufacturing, storage, piping and loading of ethylene, propylene and other olefin products.

“LC Disbursement” shall mean a payment made by the Fronting Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate amount available for drawing (assuming satisfaction of applicable drawing conditions) under all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“LC Sublimit” shall mean $150,000,000.

“Lender” shall mean any of the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.

“Letter of Credit” shall mean any Existing Letter of Credit or Additional Letter of Credit.

“LIBO Rate” shall mean, with respect to any Borrowing comprised of LIBOR Loans for any Interest Period, the rate appearing on Page 3750 of the Moneyline Telerate Markets (or on any successor or substitute page of such Service) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Borrowing for such Interest Period shall be the rate at which Dollar deposits in an amount approximately equal to the Loan to be made by Citibank as part of such Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of Citibank in immediately available funds to prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR Lending Office” shall mean, with respect to each Lender, the branches or Affiliates of such Lender which such Lender has designated as its “LIBOR Lending Office” in its Administrative Questionnaire or, as to any Person who becomes a Lender after the Effective Date, in the Assignment and

Acceptance executed by such Person or such other office of such Lender as such Lender may hereafter designate from time to time as its “LIBOR Lending Office” by notice to the Borrowers and the Administrative Agent.

“LIBOR Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article 2.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset or (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, in each case whether or not filed, recorded or otherwise perfected under applicable law.

“Limited Partnership Agreement” shall mean the Amended and Restated Limited Partnership Agreement of Equistar dated as of May 15, 1998, as amended, supplemented or otherwise modified from time to time, by and among the respective Partners.

“Liquid Investments” shall have the meaning specified in the Security Agreement.

“Loan” shall mean a Revolving Loan whether made as a LIBOR Loan or an ABR Loan, or a Swingline Loan.

“Loan Documents” shall mean this Agreement, the Notes and the Collateral Documents.

“Loan Party” shall mean (a) Equistar, (b) each Subsidiary listed on the signatures pages hereof, if any, and (c) each other Subsidiary that is required under Section 5.13(a) to satisfy (or that elects to satisfy) the Collateral Requirement (for avoidance of doubt, including any JV Owner Subsidiary which is a Material Subsidiary but not including the LaPorte Joint Venture, any Foreign Subsidiary or any Joint Venture Subsidiary).

“Lockbox Accounts” shall have the meaning specified in the Security Agreement.

“Lyondell” shall mean Lyondell Chemical Company, a Delaware corporation, and its successors.

“Major Casualty Proceeds” shall mean (i) the aggregate insurance proceeds received in respect of Collateral in connection with one or more related events by any Loan Party under any Property Insurance Policy or (ii) any award or other cash compensation with respect to any one or more related condemnations of Collateral (or any transfer or disposition of such property in lieu of condemnation) received by any Loan Party if the amount of such aggregate insurance proceeds or award or other cash compensation in respect of Collateral exceeds $10,000,000. Insurance proceeds paid to the Administrative Agent, as loss payee on any Property Insurance Policy covering Inventory, shall be deemed to be received by a Loan Party and shall be included in any determination of Major Casualty Proceeds.

“Margin Stock” shall have the meaning given such term under Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, assets, operations or financial condition of Equistar and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrowers to perform any of their obligations under the Loan Documents, or (c) material impairment of the rights of or benefits available to the Lenders or the Agents under the Loan Documents; provided, however, that a downgrade in any debt rating of Equistar or any of its Subsidiaries shall not, by itself, constitute a Material Adverse Effect.

“Material Subsidiary” shall mean (a) any Subsidiary that accounts for more than 5% of the assets, or more than 5% of the revenues for the four fiscal quarters most recently ended, of Equistar and its Subsidiaries on a consolidated basis, (b) any Subsidiary designated by Equistar as a Material Subsidiary for purposes of the Loan Documents by notice to the Administrative Agent, (c) any Subsidiary that owns any Equity Interest in a Material Subsidiary described in clauses (a) or (b), and (d) at any time when Subsidiaries (other than Material Subsidiaries described in clauses (a), (b) and (d)) in the aggregate account for more than 10% of the assets, or more than 10% of the revenues for the four fiscal quarters most recently ended, of Equistar and its Subsidiaries on a consolidated basis, all Subsidiaries; provided that the term “Material Subsidiary” shall (i) include any Loan Party other than Equistar and (ii) exclude Equistar Receivables and any other Subsidiary engaged solely in the business of purchasing and owning accounts receivable generated by Equistar and its other Subsidiaries in connection with the Securitization Facility.

“Maximum Facility Availability” shall mean, at any date, an amount equal to the lesser of (i) the aggregate amount of the Lenders’ Commitments on such date and (ii) the Borrowing Base on such date.

“Millennium” shall mean Millennium Chemicals Inc., a Delaware corporation, and its successors.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Equistar or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, an amount equal to the cash proceeds received by Equistar or any of its Subsidiaries from or in respect of such Prepayment Event (including any cash proceeds received as interest or similar income on, or other cash proceeds of, any noncash proceeds of any Asset Sale), less (at the option of the Borrowers):

(a) any fees, costs and expenses reasonably incurred by such Person in respect of such Prepayment Event;

(b) amounts required to be paid to holders of minority interests in any Subsidiary as a result of such Prepayment Event; and

(c) if such Prepayment Event is an Asset Sale, (i) any taxes actually paid or to be payable by such Person or, if such Person is a partnership or a limited liability company, any such taxes that would be payable assuming the highest corporate tax rate were applicable to such Person, as estimated by a Principal Financial Officer, giving effect to the overall tax position of Equistar, in respect of such Asset Sale, (ii) the amount of all Indebtedness (other than the Loans) secured by any assets subject to that Asset Sale and subject to mandatory prepayment as a result of that Asset Sale, (iii) the amount of any reserves established by Equistar and its Subsidiaries to fund purchase price adjustments in respect of such Asset Sale and any reserves to fund contingent liabilities payable by Equistar and its Subsidiaries attributable to such Asset Sale (as estimated by a Principal Financial Officer), including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Sale, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Cash Proceeds), and (iv) amounts required to be paid at the closing of such Asset Sale with respect to liabilities directly associated with the assets that are the subject of such Asset Sale, including, without limitation, trade payables and other accrued liabilities (to the extent not already reflected in the amount of cash proceeds received by Equistar or any of its Subsidiaries from or in respect of such Prepayment Event).

“Net Income” shall mean, with respect to Equistar and its Consolidated Subsidiaries for any period, the net income of Equistar and its Consolidated Subsidiaries for such period, adjusted to exclude the effect of any extraordinary items of gain or loss.

“Net Interest Expense” shall mean, with respect to Equistar and its Consolidated Subsidiaries for any period, (a) the interest expense of Equistar and its Consolidated Subsidiaries, including, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees with respect to interest rate protection agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments due under any Capitalized Lease Obligation allocable to interest expense and (iv) to the extent not otherwise included in such interest expense, all “Yield” (or similar return) accrued under the Securitization Facility, less (b) the amount of interest income of Equistar and its Consolidated Subsidiaries for such period, in each case determined on a consolidated basis. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Equistar and its Consolidated Subsidiaries with respect to interest rate protection agreements entered into as a hedge against interest rate exposure.

“1996 Indentures” shall mean (i) the Indenture dated as of January 29, 1996 between Equistar (succeeding Lyondell), as issuer, and JPMorgan Chase Bank (as successor by merger to Texas Commerce Bank National Association), as trustee, relating to 6 1/2% Unsecured Notes due February 21, 2006 and (ii) the Indenture dated as of January 29, 1996 between Equistar (succeeding Lyondell), as issuer, and JPMorgan Chase Bank (as successor by merger to Texas Commerce Bank National Association), as trustee, relating to 7.55% Unsecured Debentures due February 21, 2026, in each case as amended or supplemented from time to time.

“1999 Indenture” shall mean the Indenture dated as of January 15, 1999 between Equistar and Equistar Funding, as issuers, and The Bank of New York, as trustee.

“Notes” shall mean promissory notes of the Borrowers, substantially in a form reasonably satisfactory to the Administrative Agent, evidencing the Borrowers’ obligation to repay the Loans, and “Note” shall mean any one of such promissory notes issued hereunder.

“Obligations” shall mean the obligations of the Loan Parties under the Loan Documents (as the same may hereafter be amended, restated, extended, supplemented or otherwise modified from time to time) with respect to the due and punctual payment, whether at maturity, by acceleration or otherwise, of (a) the principal amount of the Loans, (b) interest and premium on the Loans, (c) LC Disbursements and interest thereon and (d) all other monetary obligations of any Borrower, whether for fees, costs, indemnification or otherwise.

“Occidental” shall mean Occidental Petroleum Corporation, a Delaware corporation, and its successors.

“Orderly Liquidation Value Rate” shall mean, with respect to Eligible Inventory in each Category, the applicable orderly liquidation value (net of cost and expenses incurred in connection with liquidation) of such Inventory, which applicable percentage shall be determined by reference to the most recent Appraisal Report on such Inventory received by the Administrative Agent, as a percentage of the aggregate book value of such Inventory.

“Original Credit Agreement” shall mean the Amended and Restated Credit Agreement dated as of August 24, 2001, among Equistar and the lenders and agents party thereto.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes).

“Outstandings” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Partners” shall mean the direct or indirect wholly owned subsidiaries through which Lyondell, Millennium and Occidental hold their interests in Equistar.

“Partnership Governance Committee” shall mean Equistar’s Partnership Governance Committee, together with any successor or substitute committee exercising similar power and authority.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor thereto.

“Perfection Certificate” shall have the meaning set forth in the Security Agreement.

“Permitted Business” shall mean the petrochemical, chemical and petroleum refining businesses and any business reasonably related, incidental, complementary or ancillary thereto.

“Permitted Dividend” shall mean any dividend or distribution by Equistar on any class of its Equity Interests; provided that a portion of such class is held by a member of the Existing Control Group.

“Permitted Refinancing” shall mean an incurrence of Indebtedness to the extent the proceeds thereof are applied to refinance Indebtedness of Equistar or a Subsidiary (and to pay related fees and expenses); provided that (x) the Indebtedness so incurred shall mature no earlier than 91 days after the Termination Date and no payment, prepayment, redemption or repurchase of the principal amount thereof shall be required by the terms thereof on or prior to 91 days after the Termination Date (other than on terms no less favorable to Equistar or such Subsidiary than the corresponding terms governing the 2001 Indenture (as in effect on the Effective Date, whether or not such Indenture is in effect at the time in question)) and (y) the material covenants and defaults in the agreements governing such Indebtedness shall be no less favorable to Equistar and its Subsidiaries than the terms of the 2001 Indenture (as in effect on the Effective Date, whether or not such Indenture is in effect at the time in question).

“Person” shall mean any natural person, judicial entity, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (as defined in Section 3(2) of ERISA) (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code with respect to which Equistar or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” shall mean (a) at any time, any Asset Sale of Collateral and (b) during any Sweep Period, (i) any other Asset Sale (other than an Asset Sale the Net Cash Proceeds of which, when aggregated with the Net Cash Proceeds of any related Asset Sale of assets not constituting Collateral, do not exceed $25,000,000), or (ii) the receipt by Equistar or any Subsidiary of Major Casualty Proceeds. The description of any transaction as falling within the above definition does not affect any limitation on such transaction imposed by Article 6 of this Agreement.

“Principal Financial Officer” shall mean the chief financial officer, the treasurer or the principal accounting officer of Equistar (including any Person designated by the Partnership Governance Committee as a Principal Financial Officer for purposes of this Agreement). Any action taken or document delivered by a Principal Financial Officer pursuant to the Loan Documents shall be taken or delivered in his capacity as such.

“Property Insurance Policy” shall mean any insurance policy maintained by Equistar or any of its Subsidiaries covering losses with respect to tangible real or personal property or improvements, but excluding coverage for losses from business interruption.

“Qualified Lien” shall mean (i) an inchoate tax or PBGC Lien, (ii) a Lien securing payments of (A) expenses of a landlord, bailee, consignee, processor, warehouseman or other third party who stores, processes, maintains or holds Collateral and (B) rail car lease and transportation expense applicable to Collateral and (iii) any other Lien approved by the Administrative Agent, which in each case is (x) permitted by Section 6.01 and (y) covered by an Availability Reserve as specified herein (unless the Person who holds such Lien has entered into a Third-Party Agreement), as determined by the Administrative Agent in accordance with the definitions of Availability Reserve and Borrowing Base.

“Receivables Fees” shall have the meaning assigned to such term in the Indentures (as in effect on the Effective Date, whether or not any such Indenture is in effect at the time in question).

“Register” shall have the meaning assigned to such term in Section 10.07(f).

“Regulation U” shall mean Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having in the aggregate more than 50% of the aggregate amount of the Credit Exposures at such time; provided that any Credit Exposure held by Equistar or any of its Subsidiaries or any of their respective Affiliates shall be excluded for purposes of determining such percentage.

“Requirement of Law” shall mean, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer, the president, any Principal Financial Officer or any vice president of any Loan Party. Any action taken or document delivered by a Responsible Officer pursuant to the Loan Documents shall be taken or delivered in his or her capacity as such.

“Restricted Account” shall have the meaning specified in the Security Agreement.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.01.

“Revolving Percentage” shall mean, with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments shall have been terminated or shall have expired, the Revolving Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any subsequent assignments pursuant to Section 10.07.

“Revolving Period” shall mean the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

“RPA Agreement” shall have the meaning specified in the definition of “Securitization Facility”.

“S&P” shall mean Standard & Poor’s Ratings Group.

“Sale/Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any Person whereby Equistar or any Subsidiary shall sell or transfer any property, real or personal, and used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” shall mean the Securities and Exchange Commission.

“Securitization Facility” shall mean (i) the receivables securitization facility established pursuant to the Receivables Sale Agreement dated as of December 17, 2003 between Equistar and the other Sellers party thereto, as Seller, Equistar Receivables, as Buyer, and Equistar, as Buyer’s Servicer (the “RSA Agreement”), and the Receivables Purchase Agreement dated as of December 17, 2003 among Equistar Receivables, as Seller, Equistar, as Servicer, the Purchasers party thereto, Citicorp USA, Inc., as administrative agent and the other agents party thereto (the “RPA Agreement”) and (ii) any substantially similar replacement receivables securitization facility; provided that (x) if such replacement receivables securitization facility is not approved in writing by the Administrative Agent for purposes of this Agreement, such replacement receivables securitization facility shall not constitute a Securitization Facility for purposes of “SF Asset Availability” and “SF Excess Availability” (and defined terms and provisions which incorporate “SF Asset Availability” or “SF Excess Availability” by reference) and such amounts shall be deemed to be zero for that purpose and (y) in connection with any such replacement receivables securitization facility, arrangements with respect to the Restricted Accounts substantially identical to those established with respect to the initial securitization facility or other arrangements no less favorable to the Lenders shall be entered into, all in form and substance reasonably satisfactory to the Administrative Agent, and all applicable requirements of the Intercreditor Agreement shall be satisfied.

“Securitization Transaction” shall mean any financing transaction in which Equistar or any Subsidiary sells or otherwise transfers accounts receivable (a) to one or more third party purchasers or (b) to a special purpose entity that borrows against such accounts receivable or sells such accounts receivable to one or more third party purchasers.

“Security” shall mean any Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the obligations of the Borrowers or any Loan Parties hereunder.

“Security Agreement” shall mean a security agreement in substantially the form of Exhibit F executed and delivered or to be executed and delivered by a Loan Party.

“SF Asset Availability” shall mean “Receivable Asset Excess Availability” as defined in the Securitization Facility.

“SF Excess Availability” shall mean “Receivables Excess Availability” as defined in the Securitization Facility.

“Solvent” shall mean, with respect to any Person as of any date of determination, that, as of such date, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay all liabilities of such Person as such liabilities mature and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” shall mean shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, association or other business entity of which securities or other ownership interests representing 50% or more of the ordinary voting power are, at the time as of which any determination is being made, beneficially owned by the parent, by one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of Equistar.

“Subsidiary Borrower” shall mean any Borrower which is a Subsidiary.

“Sweep Account” shall have the meaning specified in the Security Agreement.

“Sweep Period” shall mean any period during which a Triggering Event exists.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Facility” shall mean the swingline facility made available by the Swingline Lender pursuant to Section 2.05.

“Swingline Lender” shall mean Citicorp USA, Inc., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.05.

“Swingline Sublimit” shall mean $50,000,000.

“Syndication Completion Date” shall have the meaning specified in the Fee Letter dated November 12, 2003 among Equistar, Citicorp USA, Inc. and Bank of America, N.A.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Temporary Cash Investment” shall mean any Investment in (a) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (b) demand deposits, time deposits and certificates of deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States of America or any State thereof having capital, surplus and undivided profits in excess of $250 million, (c) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper rated at least P-1 by Moody’s and A-1 by S&P or, if such commercial paper is rated by only one such agency, at least such rating from such agency, (e) investments in any Dollar denominated money market fund as defined by Rule 2a-7 of the General Rules and Regulations promulgated under the Investment Company Act of 1940 and (f) in the case of a Foreign Subsidiary, substantially similar investments denominated in foreign currencies (including similarly capitalized foreign banks).

“Termination Date” shall mean the fourth anniversary of the Effective Date.

“Third Party Agreement” shall mean an agreement, in form and substance reasonably acceptable to the Administrative Agent, pursuant to which a landlord, bailee, consignee, processor, warehouseman or other third party who stores, processes, maintains or holds Collateral (including a holder of a Lien on premises of the Borrowers where Eligible Inventory is located) acknowledges, among other things, the Administrative Agent’s Lien on such Collateral, the Administrative Agent’s ability to enforce its Lien on such Collateral and the subordination of any Lien held by such landlord, bailee, consignee, processor, or warehouseman or other third party on such Collateral to the Administrative Agent’s Lien thereon. Each Collateral Access Agreement is a Third Party Agreement and is in a form reasonably satisfactory to the Administrative Agent. Each Access Agreement is a Third Party Agreement, notwithstanding any absence therein of any subordination of the Lien held by such party to the Administrative Agent’s Lien.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments at such time. On the Effective Date, the Total Commitment is $250,000,000.

“Total Collateral Availability” shall mean, at any time, the sum of (i) Collateral Availability plus (ii) SF Asset Availability, in each case at such time.

“Total Excess Availability” shall mean, at any time, the sum of (i) Excess Availability plus (ii) SF Excess Availability, in each case at such time. Total Excess Availability shall be determined on a pro forma basis, based on the Borrowing Base Certificate delivered pursuant to Section 4.02(m) and the first monthly “Seller Report” delivered pursuant to Section 3.2(a)(i) of the RPA Agreement, to the extent required to be determined in respect of days prior to the Effective Date.

“Total Outstandings” shall mean at any time the aggregate Outstandings of all Lenders at such time.

“Transferee” shall have the meaning assigned to such term in Section 2.19(a).

“Triggering Event” shall mean any of the following events: (i) the Termination Date, (ii) the occurrence of an Event of Default, (iii) Total Collateral Availability being less than $150,000,000 for any period of five consecutive Business Days, (iv) Total Excess Availability being less than $100,000,000 for any period of five consecutive Business Days or (v) Total Collateral Availability being less than $125,000,000 on any Business Day; provided that if, following a Triggering Event described in clause (iii), (iv) or (v), Total Collateral Availability subsequently equals or exceeds $175,000,000 for a period of 20 consecutive Business Days such Triggering Event shall cease to exist upon the first day following such 20-Business Day period (unless the Borrowers otherwise elect by notice to the Administrative Agent); and provided further that if, following a Triggering Event described in clause (ii), the related Event of Default shall cease to exist, such Triggering Event shall cease to exist. For the avoidance of doubt, the cessation of an existing Triggering Event does not preclude the occurrence of a subsequent Triggering Event.

“2001 Indenture” shall mean the Indenture dated as of August 24, 2001 between Equistar and Equistar Funding Corporation, as issuers, and The Bank of New York, as trustee.

“2003 Indenture” shall mean the Indenture dated as of April 22, 2003 between Equistar and Equistar Funding Corporation, as issuers, and The Bank of New York, as trustee.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “rate” shall include the LIBO Rate or the Alternate Base Rate.

“UCC” shall mean, at any time, the Uniform Commercial Code as from time to time in effect in the State of New York at such time; provided, however, that in the event that, by reason of mandatory provisions of law, the perfection, effect of perfection or non-perfection or priority of the security interest in any Collateral created by the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unused Commitment Fee” shall have the meaning assigned to such term in Section 2.07(a).

“Valuation Reserves” shall mean the sum of the following, without duplication of any Availability Reserves or any Valuation Reserve:

(a) any book reserves maintained by the Borrowers in respect of Eligible Inventory (excluding a LIFO reserve under GAAP);

(b) to the extent not included in clause (a) or otherwise reflected in the book value thereof, a lower of cost or market reserve for all Eligible Inventory selling for less than cost as determined by the Borrowers; and

(c) such other reserves to reflect events, conditions, contingencies or risks which, as reasonably determined by the Administrative Agent, do or are reasonably likely to materially adversely affect the value of Eligible Inventory, established in accordance with the definition of Borrowing Base;

provided that the Administrative Agent shall give five Business Days’ notice to the Borrowers in the case of new reserve categories established pursuant to clause (c) after the Effective Date and changes in the methodology for determining a reserve and one Business Day’s notice to the Borrowers in other cases.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Accounting Terms. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that if the Borrowers notify the Administrative Agent that they request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) In the event of any future material acquisition or disposition of assets by Equistar and its Subsidiaries, determinations of EBITDA in respect of any period of four consecutive fiscal quarters shall be made on a pro forma basis as if such transaction had been consummated on the first day of such period.

Section 1.03. Terms Generally. Except where the context requires otherwise, the definitions in Section 1.01 shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless otherwise stated, references to Sections, Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words in a visible form. References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively.

Section 1.04. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

ARTICLE 2

THE LOANS

Section 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time during the Revolving Period in amounts such that (i) the Outstandings of such Lender shall at no time exceed the amount of its Commitment and (ii) the Total Outstandings shall at no time exceed the Maximum Facility Availability. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans hereunder during the Revolving Period and subject to the terms, conditions and limitations set forth herein.

Section 2.02. Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made ratably by the Lenders in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender). The Loans comprising any Revolving Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than the lesser of $10,000,000 and the remaining available balance of the Commitments.

(b) Each Revolving Borrowing shall be comprised entirely of LIBOR Loans or ABR Loans, as the Borrowers may request pursuant to Section 2.03. Each Lender may at its option make any LIBOR Loan by causing any branch or Affiliate of such Lender to make such Loan; provided, however, that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement; provided, further, that if the designation of any such foreign branch or Affiliate shall result in any costs, reductions or Taxes which would not otherwise have been applicable and for which such Lender would, but for this proviso, be entitled to request compensation under Section 2.15, 2.16 or 2.19, such Lender shall not be entitled to request such compensation unless it shall in good faith have determined such designation to be necessary or advisable to avoid any material disadvantage to it. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Subject to Section 2.04 and paragraph (d) below, each Lender shall make its Loans on the proposed date or dates thereof (i) in the case of Loans other than Swingline Loans, by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and (ii) in the case of Swingline Loans, as provided for in Section 2.05. The Administrative Agent shall credit on such date the amounts so received to the general deposit account of the Borrowers’ Agent with the Administrative Agent or to another account specified by the Borrowers and acceptable to the Administrative Agent by 3:00 p.m., New York City time; provided that ABR Loans made to finance the reimbursement of an LC Disbursement shall be remitted by the Administrative Agent to the Fronting Bank; and provided, further, that if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, the Administrative Agent shall return the amounts so received to the respective Lenders. Revolving Loans shall be made by the Lenders ratably in accordance with their Commitments as provided in Section 2.17. Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender, on the one hand, and the Borrowers, on the other hand, severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable to ABR Loans and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall be deemed to constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement as if it were made on the date of such Borrowing.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would not comply with the limitations specified in the definition of Interest Period.

Section 2.03. Notice of Borrowings. (a) In order to request a Revolving Borrowing, the Borrowers shall give written or telecopy notice (or telephone notice promptly confirmed in writing or by telecopy) to the Administrative Agent in the form of Exhibit B (i) in the case of a LIBOR Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of a proposed Borrowing.

(b) The Administrative Agent may waive any prior notice in connection with any Borrowing to be made on the date hereof. Any notice given pursuant to this Section shall be irrevocable and shall in each case refer to this Agreement and specify (x) whether such Borrowing is to be a LIBOR Borrowing or an ABR Borrowing; (y) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (z) if such Borrowing is to be a LIBOR Borrowing, the Interest Period with respect thereto. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any LIBOR Borrowing is specified in any such notice, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of each notice given pursuant to this Section and of each Lender’s portion of the requested Borrowing.

Section 2.04. Conversions and Continuations. Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrowers shall have the right at any time upon prior irrevocable telephonic notice (which shall be confirmed promptly in writing or by telecopy) to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election, to convert such borrowing to a different Type of Borrowing, or in the case of a LIBOR Borrowing, to continue such Borrowing as a LIBOR Borrowing for an additional Interest Period, subject in each case to the following:

(a) if fewer than all the Loans comprising any Borrowing are to be converted or continued, such conversion or continuation shall be made pro rata among the Lenders in accordance with the respective Loans of such Lenders that are part of such Borrowing immediately prior to such conversion or continuation;

(b) in the case of a conversion or continuation of fewer than all the Loans comprising any Borrowing, the aggregate principal amount of Loans converted or continued shall be an amount that would be a permitted Borrowing amount for Loans of the same Type under the last sentence of Section 2.02(a);

(c) accrued interest on a LIBOR Loan (or portion thereof) being converted or continued shall be paid by the Borrowers at the time of conversion or continuation;

(d) if any LIBOR Loan is converted at a time other than the end of an Interest Period applicable thereto, the Borrowers shall pay any increased costs associated therewith pursuant to Section 2.16;

(e) the duration of any Interest Period shall comply with the limitations specified in the definition of Interest Period, and any portion of a LIBOR Loan for which the shortest available Interest Period would extend beyond such date shall be automatically converted at the end of the Interest Period at the time in effect into an ABR Loan, and, if applicable, the number of outstanding Interest Periods (after giving effect to any such conversion or continuation), shall comply with the limitations specified in the definition of Interest Period; and

(f) the Borrowers shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, LIBOR Loans if a Default shall exist when the Borrowers deliver notice of such election to the Administrative Agent.

The Interest Period applicable to any LIBOR Loan resulting from a conversion of a Loan shall be specified by the Borrowers in the irrevocable notice of conversion delivered pursuant to this Section; provided, however, that if no such Interest Period shall be specified, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. If the Borrowers shall not have given timely notice to continue any LIBOR Loan into a subsequent Interest Period (and shall not otherwise have given notice to convert such Loan), such Loan (unless repaid pursuant to the terms hereof) shall, subject to Section 4.01, automatically be continued as a LIBOR Loan with an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section and of each such Lender’s portion of the continuation or conversion hereunder. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

Section 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Revolving Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit (ii) the Total Outstandings exceeding the Maximum Facility Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) The Borrowers may request a Swingline Loan, by notifying the Swingline Lender of such request by telephone (confirmed by telecopy if requested by the Swingline Lender), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the Borrowers’ Agent with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(f), by remittance to the Fronting Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Borrowers and the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require the Borrowers to give a Borrowing Request on such date for a Borrowing on the earliest date permitted by Section 2.03 of Revolving Loans in an amount sufficient to repay all outstanding Swingline Loans.

(d) Whether or not it shall have given a notice pursuant to Section 2.05(c), the Swingline Lender may by written notice given to the Administrative

Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding; provided that if the aggregate principal amount of Swingline Loans outstanding on the last Business Day of any week exceeds $5,000,000, then the Swingline Lender shall deliver such notice to the Administrative Agent on such last Business Day of such week and require the Lenders to acquire participations on such last Business Day of such week in all of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Revolving Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrowers of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. Any payment by a Lender pursuant to this paragraph to purchase a participation in a Swingline Loan shall not constitute a Revolving Loan and shall not relieve the Borrowers of their obligation to repay such Swingline Loan.

Section 2.06. Letters of Credit. (a) Existing Letters of Credit. On the Effective Date, without further action by any party hereto, each Fronting Bank that has issued an Existing Letter of Credit shall be deemed to have granted to each Lender, and each Lender shall be deemed to have acquired from such

Fronting Bank, a participation in each Existing Letter of Credit equal to such Lender’s Revolving Percentage of (i) the aggregate amount available to be drawn under such Existing Letter of Credit and (ii) the aggregate amount of any outstanding reimbursement obligations in respect thereof. Such participations shall be on all the same terms and conditions as participations granted in Additional Letters of Credit under Section 2.06(e). With respect to each Existing Letter of Credit (i) if the relevant Fronting Bank has, prior to the Effective Date, sold a participation therein to a Lender, such Lender and Fronting Bank agree that such participation shall be automatically canceled on the Effective Date and (ii) if the relevant Fronting Bank has, prior to the Effective Date, sold a participation therein to any bank or financial institution that is not a Lender, such participation shall be cancelled upon the Administrative Agent receiving the written consent of such bank or financial institution to the effectiveness of this Agreement as contemplated by Section 4.02(l).

(b) Additional Letters of Credit. Subject to the terms and conditions set forth herein, the Borrowers may request the issuance of Additional Letters of Credit for their account, in a form reasonably acceptable to the Administrative Agent and the relevant Fronting Bank, at any time and from time to time during the period beginning on the Effective Date and ending on the thirtieth day prior to the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the letter of credit application and any related documentation submitted by the Borrowers to, or entered into by the Borrowers with, the relevant Fronting Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of an Additional Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrowers shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Fronting Bank) to the relevant Fronting Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of an Additional Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Additional Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the relevant Fronting Bank, the Borrowers also shall submit a letter of credit application in the form of Exhibit D hereto in connection with any request for an Additional Letter of Credit. An Additional Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each

Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (d) the LC Exposure shall not exceed the LC Sublimit and (e) the Total Outstandings shall not exceed the Maximum Facility Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the relevant Fronting Bank agrees to issue such Additional Letters of Credit (or amend, renew or extend an outstanding Letter of Credit, as the case may be).

(d) Expiration Date. Each Additional Letter of Credit shall expire at or prior to the close of business on the date one year after the date of the issuance of such Additional Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension).

(e) Participations. By the issuance of an Additional Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Fronting Bank or the Lenders, the relevant Fronting Bank hereby grants to each Lender, and each Lender hereby acquires from such Fronting Bank, a participation in such Letter of Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Fronting Bank, such Lender’s Revolving Percentage of each LC Disbursement made by such Fronting Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that such participations by a Lender shall not be construed as a waiver of any claims such Lender may have against the relevant Fronting Bank for gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction).

(f) Reimbursement. If any Fronting Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrowers shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrowers receive such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrowers may, subject to the conditions to the Borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the relevant Fronting Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Fronting Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Fronting Bank, then to such Lenders and such Fronting Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse a Fronting Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Lenders nor any Fronting Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Fronting Bank; provided that the foregoing shall not be construed to excuse the relevant Fronting Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Fronting Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Fronting Bank (as finally determined by a court of competent jurisdiction), such Fronting Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the relevant Fronting Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Fronting Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Fronting Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether such Fronting Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Fronting Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Fronting Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.11 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Fronting Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse such Fronting Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of Fronting Bank. Any Fronting Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Fronting Bank and the successor Fronting Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Fronting Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Fronting Bank pursuant to Section 2.07(b). From and after the effective date of any such replacement, (i) the successor Fronting Bank shall have all the rights and obligations of the Fronting Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Fronting Bank” shall be deemed to refer to such successor or to any previous Fronting Bank, or to such successor and all previous Fronting Banks, as the context shall require. After the replacement of a Fronting Bank hereunder, the replaced Fronting Bank shall remain a party hereto and shall continue to have all the rights and obligations of a Fronting Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue Additional Letters of Credit and, for the avoidance of doubt, no Letter of Credit issued by it prior to such replacement shall be renewed or extended.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing and the maturity of the Revolving Loans shall be accelerated or the Commitments terminated as provided in Article 7, on the Business Day that the Borrowers receive notice from the Administrative Agent or Lenders with LC Exposure representing greater than 50% of the total LC Exposure demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, (i) upon the occurrence of any Event of Default with respect to any Borrower described in Sections 7.01(e) or 7.01(f) or (ii) if any Letters of Credit remain outstanding and undrawn on the Termination Date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall, pending their application as provided below, be invested by the

Administrative Agent, at the Borrowers’ risk and expense, in repurchase obligations with respect to United States of America Treasury securities or other high-quality overnight or short-term investments (which may include certificates of deposit of the Administrative Agent), and any interest earned through the investment of such deposits shall be for the Borrowers’ account and shall be added to the deposits held by the Administrative Agent under this Section and applied as provided herein. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Fronting Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount, together with any interest earned thereon (to the extent not applied as aforesaid), shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.

Section 2.07. Fees. (a) The Borrowers agree to pay to each Lender, through the Administrative Agent, on the second Business Day following each March 31, June 30, September 30 and December 31, commencing December 31, 2003, and on the second Business Day following the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (the “Unused Commitment Fee”) at the rate of 0.75% per annum on the daily average amount by which the Commitment of such Lender exceeded the sum of its outstanding Revolving Loans and its LC Exposure during the quarter then ended (or other period commencing on the Effective Date or ending on the Termination Date or any date on which the Commitment of such Lender shall be terminated, as applicable). The Unused Commitment Fee shall be computed on the basis of the actual number of days elapsed over a year of 360 days (including the first day but excluding the last day). The Unused Commitment Fee due to each Lender shall commence to accrue on the Effective Date and shall cease to accrue on the earlier of the Termination Date and the termination of the Commitment of such Lender as provided herein.

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee (the “L/C Fee”) with respect to its participations in Letters of Credit, which shall accrue at the Applicable L/C Margin on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Fronting Bank, as applicable, a fronting fee, (the “L/C Issuance Fee”) which shall accrue at a rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure. Participation fees and fronting fees shall be payable on the second Business Day following each March 31, June 30, September 30 and December 31, commencing December 31, 2003; provided that all such fees shall be payable on the second Business Day following the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, collateral management, agency and administrative fees (the “Administrative Fees”) at the times and in the amounts heretofore agreed between them.

(d) The Borrowers agree to pay on the Effective Date to the Administrative Agent, for its own account and for the accounts of the Arrangers, the other Agents and the Lenders, fees in the amounts heretofore mutually agreed (the “Effective Date Fees”).

(e) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, to the relevant Fronting Bank or among the Lenders. The Administrative Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent directly.

Section 2.08. Maturity of Loans; Mandatory Prepayments. (a) The Borrowers hereby agree that the outstanding principal balance of each Loan shall be payable on the Termination Date; provided that on each date that a Revolving Borrowing is made, the Borrowers shall repay all Swingline Loans borrowed prior to such date and then outstanding.

(b) Mandatory Prepayments.

(i) Upon the receipt by Equistar or any of its Subsidiaries (other than a Joint Venture Subsidiary) of Net Cash Proceeds in respect of any Prepayment Event, the Borrowers shall prepay the Loans in an amount equal to the lesser of (i) the outstanding principal amount of the Loans and (ii) such Net Cash Proceeds in accordance with (and subject to) subsection (c) below. Each such prepayment shall be required to be made not later than the third Business Day following receipt of such Net Cash Proceeds; provided that if the Net Cash Proceeds in respect of any Prepayment Event arising from an Asset Sale of Collateral or receipt of Major Casualty Proceeds are less than $10,000,000, no such prepayment shall be required until the amount of such Net Cash Proceeds, together with the amount of all other Net Cash Proceeds in respect of Prepayment Events arising from Asset Sales of Collateral or receipt of Major Casualty Proceeds in respect of which no prepayment under this subsection (b) shall have theretofore been made because such Net Cash Proceeds aggregated less than $10,000,000, are equal to at least $10,000,000.

(ii) If at any date the Total Outstandings exceed the Maximum Facility Availability calculated as of such date, then not later than the next succeeding Business Day, the Borrowers shall be required to take one of the following actions (as elected by the Borrowers): (A) prepay the Loans, (B) deposit cash in the Cash Collateral Account or (C) a combination of (A) and (B), in each case in an amount equal to such excess so that the Total Outstandings no longer exceed the Maximum Facility Availability. So long as either (x) no Default exists or (y) Total Outstandings are zero, any cash so deposited shall be released to the Borrowers if and to the extent that Total Outstandings, after giving effect to such release, would not exceed the Maximum Facility Amount.

(iii) During each Sweep Period, all amounts collected in the Sweep Account will be applied to the repayment of Loans in accordance with (and subject to) subsection (c) below.

(c) Application of Prepayments.

(i) Each payment of principal of the Loans shall be applied first to any outstanding Swingline Loans until the Swingline Loans shall have been repaid in full and then to Revolving Loans.

(ii) Each payment of principal of the Revolving Loans shall be applied ratably to the respective Revolving Loans of all Lenders.

(iii) Each payment of principal of the Revolving Loans pursuant to subsection (b) above shall be applied to outstanding ABR Loans up to the full amount thereof and then to outstanding LIBOR Loans.

(iv) Each payment of principal of LIBOR Loans shall be made together with interest accrued and unpaid on the amount repaid to the date of payment.

(v) So long as no Event of Default has occurred and is continuing, if subsection (b) would otherwise require prepayment of LIBOR Loans or portions thereof prior to the last day of the then current Interest Period therefor, each such prepayment may, if the Borrowers so elect by notice to the Administrative Agent, be deferred to such last day of the related Interest Period. In the event of a deferral pursuant to this subsection, cash in the amount of the required prepayment shall be deposited in the Cash Collateral Account on the date the required prepayment would otherwise have been required for application on the deferred payment date unless the Borrowers would have been able, had the required prepayment been made, to reborrow that amount consistent with Section 4.01. Any amounts deposited in the Cash Collateral Account pursuant to the previous sentence but not yet applied to repay a LIBOR Loan shall be released to the Borrowers on any date prior to the last day of the then current Interest Period if on such date (A) the Borrowers are able to reborrow the amount consistent with Section 4.01 or (B) Total Outstandings are zero.

(d) Each payment of the LIBOR Loans shall be applied to such Borrowings as the Borrowers may designate (or, failing such designation, as determined by the Administrative Agent).

(e) For the avoidance of doubt, no prepayment shall result in any reduction of the Lenders’ Commitments hereunder.

Section 2.09. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type of each Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (iv) the amount of any interest thereon payable from the Borrowers to each Lender hereunder.

(c) The entries made in the accounts maintained pursuant to paragraphs (a) and (b) above shall, absent manifest error and to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(d) Notwithstanding any other provision of this Agreement, in the event any Lender shall request a Note evidencing the Loans made by it hereunder, the Borrowers shall deliver such a Note or Notes payable to such Lender and its registered assigns, and the interests represented by such Note or Notes shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.07) be represented by one or more Notes payable to the payee named therein or its registered assigns.

Section 2.10. Interest on Loans. (a) Subject to the provisions of Section 2.11, each Revolving Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year 360 days at the option of the Borrowers, at one of the following rates per annum: (i) the sum of the Applicable Margin plus the Alternate Base Rate or (ii) the sum of the Applicable Margin plus the current Adjusted LIBO Rate. Interest on each ABR Loan shall be payable on each applicable Interest Payment Date. The Alternate Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(b) Subject to the provisions of Section 2.11, each LIBOR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Margin. Interest on each LIBOR Loan shall be payable on each applicable Interest Payment Date (and, in the case of Revolving Loans, upon termination of the Commitments). The Adjusted LIBO Rate for each Interest Period shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. The Administrative Agent shall promptly advise the Borrowers and each applicable Lender of such determination.

(c) Subject to the provisions of Section 2.11, each Swingline Loan shall bear interest at the rate per annum applicable to ABR Revolving Loans as provided in paragraph (a) above.

(d) Interest on each Loan shall accrue from and including the date on which such Loan is made and to but excluding the date such Loan is repaid.

Section 2.11. Interest on Overdue Amounts; Alternative Rate of Interest. (a) If the Borrowers shall default in the payment of interest on any Loan or any Fees or other amount (other than principal) becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the

Borrowers shall on demand pay interest from and including the date of such default, to the extent permitted by law, on such defaulted amount (other than principal) up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.10(a)) equal to the rate then applicable to ABR Loans plus (without duplication of the 2.00% increment contemplated by the proviso to the definition of Applicable Margin) 2.00% per annum.

(b) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a LIBOR Borrowing the Administrative Agent shall have determined that deposits in the requested principal amounts of the LIBOR Loans are not generally available in the London interbank market to the Lenders or that reasonable means do not exist for ascertaining the LIBO Rate or that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to the Lenders of making such LIBOR Loan, during such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or telecopy notice of such determination to the Borrowers and any request by the Borrowers for a LIBOR Borrowing shall, until the circumstances giving rise to such notice no longer exist, (i) if such notice relates to a Revolving Borrowing, be deemed a request for an ABR Borrowing; provided, however, that the Borrowers may withdraw any such request prior to the making of any such ABR Borrowing, or (ii) if such notice relates to the conversion of any outstanding Borrowing to, or continuation of any outstanding Borrowing as, a LIBOR Borrowing, be deemed to be a request for a conversion to, or continuation as, an ABR Borrowing, as applicable. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

Section 2.12. Termination and Reduction of Commitments and Swingline Facility. (a) Unless previously terminated, the Commitments and the Swingline Facility shall be automatically and permanently terminated on the Termination Date.

(b) Upon at least three Business Days’ prior irrevocable written or telecopy notice to the Administrative Agent (a copy of which the Administrative Agent shall promptly provide to each Lender), the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made (A) which would reduce the Total Commitment to an amount less than the Total Outstandings or (B) which would reduce any Lender’s Commitment to an amount that is less than such Lender’s Outstandings. Notwithstanding the foregoing, a notice of termination or reduction of the Total

Commitment delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other debt incurrences, equity issuances or asset sales, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.13. Optional Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving telephonic notice (which shall be confirmed promptly in writing or by telecopy) to the Administrative Agent (which shall promptly provide a copy to each Lender): (i) before 11:00 a.m., New York City time, at least three Business Days prior to prepayment, in the case of LIBOR Loans, (ii) before 11:00 a.m., New York City time, at least one Business Day prior to prepayment, in the case of ABR Loans and (iii) before 12:00 noon, New York City time, on the date of prepayment, in the case of Swingline Loans; provided, however, that each such partial prepayment of principal shall be in a minimum principal amount of $10,000,000 and an integral multiple of $1,000,000.

(b) On the date of any termination or reduction of the Total Commitment pursuant to Section 2.12, the Borrowers shall pay or prepay so much of the Revolving Borrowings as shall be necessary in order that the Total Outstandings will not exceed the Maximum Facility Availability after giving effect to such termination or reduction.

(c) Except to the extent otherwise specified by the Borrowers when making a prepayment, all prepayments under this Section 2.13 of Revolving Loans shall be applied to outstanding ABR Loans up to the full amount thereof and then shall be applied to outstanding LIBOR Loans up to the full amount thereof.

(d) All prepayments under this Section shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments of LIBOR Loans shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

Section 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein (but subject to paragraph (d) below and Section 2.20), if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof

(whether or not having the force of law) shall change the basis of taxation of payments to any Lender or any Fronting Bank, as applicable, of the principal of or interest on any LIBOR Loan made by such Lender or any Letter of Credit or participation therein or any fees or other amounts payable hereunder (other than changes in respect of Taxes referred to in clause (a) or (b) of the definition of “Excluded Taxes”) or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender or Fronting Bank or shall impose on such Lender, such Fronting Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any such Loan or to increase the cost to such Lender or such Fronting Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Fronting Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by such Lender to be material, then the Borrowers will pay to such Lender or such Fronting Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Fronting Bank for such additional costs incurred or reduction suffered.

(b) Subject to Section 2.20, if any Lender or any Fronting Bank shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or any Fronting Bank (or any lending office of such Lender or Fronting Bank) or any Lender’s or any Fronting Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made or promulgated after the date hereof by any such Governmental Authority, has or would have the effect of reducing the rate of return on such Lender’s or such Fronting Bank’s capital or on the capital of such Lender’s or such Fronting Bank’s holding company, if any, as a consequence of its obligations under this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by any Fronting Bank, pursuant hereto to a level below that which such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Fronting Bank’s guidelines with respect to capital adequacy) by an amount deemed by such Lender or such Fronting Bank to be material, then from time to time the Borrowers shall pay to such Lender or such Fronting Bank such additional amount or amounts as will compensate such Lender or such Fronting Bank or such Lender’s or such Fronting Bank’s holding company for any such reduction suffered.

(c) A certificate of each Lender or any Fronting Bank setting forth such amount or amounts as shall be necessary to compensate such Lender or Fronting Bank (or its participating banks or other entities pursuant to Section 10.07) as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrowers and shall be conclusive absent manifest error. Except as provided in paragraph (d) below, the Borrowers shall pay each Lender or Fronting Bank the amount shown as due on any such certificate delivered by such Lender or Fronting Bank within 30 days after receipt of the same. Each Lender or Fronting Bank shall submit such a certificate no more often than monthly; provided, however, that certificates with respect to amounts due with respect to identifiable Loans may be submitted at the ends of such Loans’ Interest Periods.

(d) Failure on the part of any Lender or Fronting Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or Fronting Bank’s rights with respect to any period to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such period or any other period; provided, however, that neither any Lender nor any Fronting Bank shall be entitled to compensation under this Section 2.14 for any costs incurred or reductions suffered more than 90 days prior to the date on which it shall have requested compensation therefor; provided further, that if the change in law or regulation or in the interpretation or administration thereof that shall give rise to any such costs or reductions shall be retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof. Notwithstanding any other provision of this Section 2.14, neither any Lender nor any Fronting Bank shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender or such Fronting Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. If any Lender or any Fronting Bank shall receive as a refund any moneys from any source that it has listed on the certificate provided pursuant to (c) above as an increased cost, to the extent that the Borrowers have previously paid such increased cost to such Lender or such Fronting Bank, such Lender or Fronting Bank shall promptly forward such refund to the Borrowers without interest.

Section 2.15. Change in Legality. (a) Notwithstanding anything to the contrary herein contained (but subject to Section 2.20), if after the date of this Agreement any change in any law or regulation or in the interpretation thereof or any new law, regulation or interpretation by any Governmental Authority charged with the administration or interpretation thereof or any judgment, order or directive of any competent court, tribunal or authority shall make it unlawful for any Lender or its Applicable Lending Office to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan (collectively, an “Illegality”), then, by written notice to the Borrowers and to the Administrative Agent, such Lender, so long as such Illegality continues to exist:

(i) may declare that LIBOR Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a LIBOR Borrowing (x) shall, as to such Lender only, be deemed a request for an ABR Borrowing or (y) at the option of the Borrowers, shall be withdrawn as to the Lender prior to the time for making the Borrowing; and

(ii) shall promptly enter into negotiations with the Borrowers and negotiate in good faith to agree to a solution to such Illegality; provided, however, that if such an agreement has not been reached by the date at which such change in law is given effect with respect to the outstanding LIBOR Loans of such Lender, the Borrowers shall immediately, at the option of the Borrowers, either (A) prepay the affected Loans or (B) convert any such LIBOR Loan to an ABR Loan.

(b) For purposes of this Section 2.15, a notice by a Lender shall be effective as to each Loan, if lawful, on the last day of the then current Interest Period with respect thereto; provided, however, that such notice shall be effective on the date of receipt if there are no outstanding LIBOR Loans; provided further, that if it is not lawful for such Lender to maintain any Loan in its current form until the end of the Interest Period applicable thereto, then the notice shall be effective upon receipt.

(c) Each Lender that has delivered a notice of Illegality pursuant to paragraph (a) above agrees that it will notify the Borrowers as soon as practicable if the conditions giving rise to the Illegality cease to exist.

Section 2.16. Indemnity. The Borrowers agree to indemnify each Lender against any loss or expense which such Lender may sustain or incur, and to pay any customary breakage charges such Lender may impose, as a consequence of (a) any payment, prepayment or conversion of a LIBOR Loan made to it required by any provision of this Agreement or otherwise made, or any transfer of any such Loan pursuant to Section 2.20(b), on a date other than the last day of the applicable Interest Period, (b) any default in payment or prepayment of the principal amount of any Loan made to it or any part thereof or interest accrued thereon, as and when due and payable (whether at scheduled maturity, by notice of prepayment, acceleration or otherwise), (c) the occurrence of any Event of

Default, including any loss sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Loan, Section 2.17 any failure by the Borrowers to fulfill on the date of any Borrowing hereunder the applicable conditions set forth in Article 4, Section 2.18 any failure of the Borrowers to borrow or to convert or continue any Loan made to it hereunder after irrevocable notice of such Borrowing, conversion or continuation has been given pursuant to Section 2.03, 2.04 or 2.05. Such loss or expense shall be the difference as reasonably determined by such Lender between (x) an amount equal to the principal amount of such LIBOR Loan being paid, prepaid, converted or transferred or not borrowed, converted or continued multiplied by a percentage per annum (computed on the basis of a 360-day year and actual days remaining for the balance of the Interest Period applicable, or which would have been applicable, to such LIBOR Loan being paid, prepaid, converted, transferred or not borrowed, converted or continued) equal to the greater of (i) the Adjusted LIBO Rate applicable to such LIBOR Loan being paid, prepaid, converted or transferred or not borrowed, converted or continued or (ii) such Lender’s cost of obtaining the funds for such LIBOR Loan being paid, prepaid, converted, transferred or not borrowed, converted or continued, but in the case of LIBOR Loans, not in excess of the Adjusted LIBO Rate applicable to such Loan plus 1/16th of 1% per annum, and (y) any lesser amount that would be realized by such Lender in reemploying the funds received in payment, prepayment, conversion or transfer or as a result of the failure to borrow, convert or continue during the period from the date of such payment, prepayment, conversion or transfer or failure to borrow, convert or continue to the end of the Interest Period applicable to such LIBOR Loan at the interest rate that would apply to an interest period of approximately such duration. Any such Lender shall provide to the Borrowers a statement explaining the amount of any such loss or expense, which statement shall, in the absence of manifest error, be conclusive.

Section 2.17. Pro Rata Treatment. Each Revolving Borrowing, each payment of the Unused Commitment Fee and each reduction of the Total Commitment shall be allocated among the Lenders in accordance with their respective Revolving Percentages. Except as required under Section 2.15, each payment or prepayment of principal of any Borrowing and each continuation or conversion of any Borrowing shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans comprising such Borrowing. Each payment of interest on any Borrowing shall be allocated pro rata among the Lenders in accordance with the respective amounts of accrued and unpaid interest on their outstanding Loans comprising such Borrowing. Each payment of interest on any Swingline Borrowing or LC Disbursement shall be allocated in accordance with Sections 2.05 and 2.06, respectively.

Section 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, obtain payment (voluntary or involuntary) in respect of any Loans or participations in LC Disbursements or Swingline Loans as a result of which the unpaid principal portion of its Loans or participations in LC Disbursements or Swingline Loans shall be proportionately less than the unpaid principal portion of the Loans or participations in LC Disbursements or Swingline Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans or participations in LC Disbursements or Swingline Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans or participations in LC Disbursements or Swingline Loans and participations in the foregoing held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans or participations in LC Disbursements or Swingline Loans then outstanding as the principal amount of its Loans or participations in LC Disbursements or Swingline Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all such Loans or participations in LC Disbursements or Swingline Loans outstanding prior to such exercise of such banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant other than a Loan Party or any Affiliate thereof. Each Borrower expressly consents to the foregoing arrangements and agrees, to the fullest extent it may effectively do so under applicable law, that any Lender holding a participation in a Loan made to it or participations in LC Disbursements or Swingline Loans deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

Section 2.19. Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender (which term, as used in this Section, shall include any assignee or transferee of a Lender, including any participation holder, subject to Section 10.07 (any such Person, a “Transferee”)) or Fronting Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify each Agent, each Lender and Fronting Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or Fronting Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by an Agent, a Lender or a Fronting Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or Fronting Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate.

(f) If an Agent, a Lender or a Fronting Bank shall become aware that it is entitled to receive a refund in respect of Indemnified Taxes or Other Taxes for which it shall have received payment from the Borrowers under this Section, it shall promptly notify the Borrowers of the availability of such refund and shall, within 10 days after receipt of a request by the Borrowers, apply for such refund at the Borrowers’ expense. If an Agent, any Lender or any Fronting Bank shall receive a refund in respect of any such Indemnified Taxes or Other Taxes, it shall promptly repay such refund (including any penalties or interest received with respect thereto) to the Borrowers, net of all out-of-pocket expenses of such Agent, such Lender or Fronting Bank, provided that the Borrowers, upon the request of such Agent, such Lender or Fronting Bank, agrees to return such refund (plus penalties, interest or other charges) to such Agent, such Lender or Fronting Bank in the event such Agent, such Lender or Fronting Bank shall be required to repay such refund.

Section 2.20. Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) If any Lender (or Transferee) claims any additional amounts payable pursuant to Section 2.14 or exercises its rights under Section 2.15 or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document, including, without limitation, any such certificate or document reasonably requested by the Borrowers, or to change the jurisdiction of its Applicable Lending Office or to take other actions (including the filing of certificates or documents) known to it to be available if the making of such a filing or change or the taking of such other action would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

(b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or the Borrowers shall be required to make additional payments to any Lender under Section 2.19, the Borrowers shall have the right, at its own expense (which shall include the processing and recordation fee referred to in Section 10.07(b)), upon notice to such Lender and the Administrative Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.07) all its interests, rights and obligations hereunder to another financial institution approved by the Administrative Agent, and each Fronting Bank and the Swingline Lender (which approval shall not be unreasonably withheld) which shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Borrowers shall pay to the affected Lender in immediately available funds on the date of such assignment the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts accrued for its account or owed to it hereunder (including the additional amounts asserted and payable pursuant to Section 2.14 or 2.19, if any).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

The Borrowers jointly and severally represent and warrant as follows:

Section 3.01. Organization. Each Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the requisite power and authority under its constitutive documents and applicable law to own its property and assets and to carry on its business as now conducted and is duly qualified and is in good standing and is authorized to do business in every jurisdiction where such qualification or authorization is required, except where the failure so to qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization. Each Borrower and each other Loan Party has the power and authority under its constitutive documents and applicable law to execute, deliver and carry out the provisions of the Loan Documents, to grant Liens pursuant to the Collateral Documents and, in the case of the Borrowers, to borrow hereunder, and all such actions have been duly and validly authorized by all necessary proceedings on its part under its constitutive documents and applicable law.

Section 3.03. Absence of Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the grant of Liens pursuant to the Collateral Documents and the other transactions contemplated hereby and thereby, are within its powers, have been duly authorized and delivered by all necessary action on its part, do not (i) violate (x) any provision of the Limited Partnership Agreement or any other agreement governing its or any other Loan Party’s organization and/or scope of power and authority or any applicable law, rule, regulation (including Regulation U or X) or order, writ, judgment, injunction, decree, determination or award of any Governmental Authority binding upon it or any other Loan Party, (ii) result in a breach of or constitute (alone or with notice or lapse of time or both) a material default under any indenture or any material agreement or other instrument to which it or any other Loan Party is a party, or by which it or any other Loan Party or any of its or any other Loan Party’s properties or assets are bound, or (iii) except for the Liens created by the Collateral Documents, result in or require the creation or imposition of any Lien upon any of its or any other Loan Party’s property or assets.

Section 3.04. Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is or will be required in connection with any Borrower’s or any other Loan Party’s due execution, delivery or performance of any Loan Document to which it is a party, or any Borrowing hereunder or any other transaction contemplated hereby or thereby, including the grant of Liens pursuant to the Collateral Documents, except for the filings of the financing statements referred to in Article 4 and except for any which have been made or any the failure to obtain, give, file or take could not reasonably be expected to result in a Material Adverse Effect.

Section 3.05. Enforceability. This Agreement is, and the other Loan Documents to which any Borrower or any other Loan Party is or will be a party when delivered hereunder will be, the legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application from time to time affecting the rights of creditors generally and by general principles of equity, including implied obligations of good faith and fair dealing.

Section 3.06. Financial Statements. (a) The audited consolidated balance sheet of Equistar and its Consolidated Subsidiaries as of December 31, 2002 and the related consolidated statements of income, of partners’ capital and of cash flows for the fiscal year then ended, reported on by PricewaterhouseCoopers LLP, and set forth in Equistar’s 2002 annual report on Form 10-K filed with the SEC, a copy of which has been furnished to the Arrangers for distribution to the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of Equistar and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b) The unaudited consolidated balance sheet of Equistar and its Consolidated Subsidiaries as of June 30, 2003 and the related unaudited consolidated statements of income and of cash flows for the six months then ended, set forth in Equistar’s quarterly report for the fiscal quarter ended June 30, 2003 on Form 10-Q filed with the SEC, a copy of which has been furnished to the Arrangers for distribution to the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of Equistar and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such six month period (subject to normal year-end adjustments).

(c) The financial projections delivered pursuant to Section 4.02(o) and contained in the Confidential Information Memorandum were prepared in good faith on the basis of the assumptions described in the Confidential Information Memorandum, which assumptions were believed by Equistar in good faith to be reasonable in light of the then current and reasonably foreseeable business conditions of Equistar and its Consolidated Subsidiaries existing at the time of preparation thereof, and Equistar has no knowledge of any event or circumstance that would cause it to change any such assumptions in any material respect as of the date hereof, it being understood by the Administrative Agent and the Lenders that actual results may vary from the projected results set forth therein.

(d) Each financial statement delivered pursuant to Section 5.05(b) or 5.05(c) will, at the time it is delivered, present fairly, in all material respects, the financial position, results of operations or cash flows, as the case may be, of Equistar and its Consolidated Subsidiaries as of the date or for the period to which it relates in accordance with GAAP, subject in the case of quarterly statements to year-end audit adjustments.

Section 3.07. Material Adverse Effect. Since June 30, 2003 there has not occurred any development or event affecting, or any change in the business, assets, results of operations, financial condition or prospects of, Equistar and its Subsidiaries, taken as a whole, which has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 3.08. Litigation. There is no action, suit, investigation, litigation or proceeding at law or in equity or by or before any Governmental Authority now pending or, to its knowledge, threatened against or affecting Equistar or any of its Subsidiaries or the businesses, assets or rights of Equistar or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or (ii) that in any manner draws into question the validity or enforceability of any Loan Document.

Section 3.09. Compliance with Law and Agreements.

(a) Neither Equistar nor any of its Subsidiaries is in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

(b) Neither Equistar nor any of its Subsidiaries is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

(c) No Default has occurred and is continuing.

Section 3.10. Federal Reserve Regulations. (a) Neither Equistar nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of the Loans has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of the provisions of the Regulations of the Board, including, without limitation, Regulation U or X thereof. After giving effect to each Credit Event and the application of the proceeds thereof, not more than 25% of the value, determined in accordance with Regulation U, of the assets subject to Section 6.01 will consist of Margin Stock.

(c) No part of the proceeds of the Loans has been or will be used to acquire any Security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 unless such transaction shall have been approved by the board of directors (or comparable governing body) of the issuer of such Security.

Section 3.11. Tax Returns. The Borrowers have filed, or caused to be filed or be included in, all tax reports and returns (federal, state, local and foreign), if any, required to be filed by any of them and paid, or caused to be paid, all material amounts of taxes, including interest and penalties, required to be paid by any of them, except for such taxes (i) as are being contested in good faith by proper proceedings and (ii) against which adequate reserves shall have been established in accordance with and to the extent required by GAAP, but only so long as the proceedings referred to in clause (i) above would not subject the Lenders to any civil or criminal penalty or liability or involve any material risk of the loss, sale or forfeiture of any property, rights or interests included in the Collateral.

Section 3.12. Employee Benefit Plans. (a) Equistar and its ERISA Affiliates are in compliance in all material respects with those provisions of ERISA and the regulations and published interpretations thereunder which are applicable to it, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect. No Reportable Event has occurred with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect, and no unfunded liabilities exist under all of the Plans in the aggregate that could reasonably be expected to result in a Material Adverse Effect.

(b) Neither Equistar nor any ERISA Affiliate has incurred any Withdrawal Liability that materially and adversely affects the financial condition of it and its Subsidiaries taken as a whole or that materially and adversely impairs its ability to perform its obligations under this Agreement or any other Loan Document to which it is a party. Neither Equistar nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or is likely to result in an increase in the contributions required to be made to such Multiemployer Plan in an amount that could reasonably be expected to result in a Material Adverse Effect.

Section 3.13. Accuracy Of Information. (a) No report or document or other information furnished or to be furnished at any time by or on behalf of any Loan Party to the Agent or any Lender in connection with any Loan Document, when taken together with all other reports, documents and information then or theretofore so furnished by or on behalf of the Loan Parties, including Equistar’s periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, contained, or will contain, as of the date so furnished, any untrue statement of a material fact or omitted to state, or will omit to state, as of the date so furnished, a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty with respect to (x) the financial projections described in Section 4.02(o), (y) any information, including financial projections, delivered pursuant to Section 5.05(g) or (z) any financial statements delivered pursuant to Section 5.05(a), shall be made pursuant to this Section 3.13(a).

(b) With respect to the financial projections most recently delivered pursuant to Section 5.05(g) of this Agreement, such financial projections have been prepared in good faith on the basis of assumptions believed at the time of their preparation and delivery by Equistar in good faith to be reasonable in light of the then current and reasonably foreseeable business conditions of Equistar and its Subsidiaries existing at the time of preparation thereof, it being understood by the Administrative Agent and the Lenders that actual results will likely vary from the projected results set forth therein.

Section 3.14. Investment Company Act; Public Utility Holding Company Act. Neither Equistar nor any of its Subsidiaries is an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940. Neither Equistar nor any of its Subsidiaries is subject to regulation as a “holding company” under the Public Utility Holding Company Act of 1935.

Section 3.15. Environmental and Safety Matters. Equistar and each of its Subsidiaries and the businesses conducted by them have complied in all respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings, regulations and agreements and governmental restrictions relating to the environment or to protection of the environment or to employee health and safety (“Environmental and Safety Laws”) except for violations that either alone or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Neither Equistar nor any of its Subsidiaries manages or handles any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants regulated by Environmental and Safety Laws in violation of such Environmental and Safety Laws where such violation could reasonably be expected to result, individually or together with other violations, in a Material Adverse Effect. To the best of its knowledge, neither Equistar nor any of its Subsidiaries has any liabilities or contingent liabilities relating to environmental or employee health and safety matters which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.16. Title to Properties. Equistar and each Subsidiary has good and, in the case of real property, marketable or indefeasible title to, or valid leasehold interests in or other rights to use, all its material assets and properties, except for such assets and properties as are no longer being used or useful in the conduct of its businesses or have been disposed of as permitted by the terms of this Agreement and except for defects in title and exceptions that either alone or in the aggregate could not reasonably be expected to result in a Material Adverse Effect. All such material assets and properties of Equistar and its Material Subsidiaries are free and clear of all Liens other than those permitted by Section 6.01.

Section 3.17. Collateral. The Collateral Documents create valid security interests in the Collateral purported to be covered thereby, which security interests are and will remain perfected security interests prior to all other Liens other than Liens permitted by Section 6.01. Each of the representations and warranties made by each Loan Party in each Collateral Document to which it is a party is true and correct in all material respects as of each date made or deemed made.

Section 3.18. Subsidiaries. Schedule 3.18 sets forth the name of, and the ownership interest of the Borrowers in each Material Subsidiary and each other Subsidiary of any Borrower as of the Effective Date.

Section 3.19. Insurance. Schedule 3.19 sets forth a description of all insurance maintained by or on behalf of Equistar and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance currently due have been paid.

Section 3.20. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against Equistar or any Subsidiary pending or, to the knowledge of the Borrowers, threatened.

Section 3.21. Solvency. Both before and after giving effect to (i) consummation of the transactions contemplated by the Loan Documents to occur on the Effective Date and the date of each Credit Event, including the making of each Loan (and the application of the proceeds thereof), (ii) the consummation of the transactions contemplated by the Securitization Facility and (iii) the payment and accrual of all transaction costs in connection with the foregoing, each Borrower and each other Loan Party, individually and taken as a whole, is Solvent.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01. All Borrowings. On the date of each Credit Event, the obligations of the Lenders to make Loans and the obligation of the Fronting Banks to issue, amend, renew or extend any Letter of Credit hereunder shall be subject to the satisfaction of the following conditions:

(a) The Administrative Agent or the relevant Fronting Bank shall have received a notice of such Credit Event as required by Section 2.03 or 2.06, as applicable.

(b) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except (i) in the case of a Credit Event consisting solely of a conversion of LIBOR Loans to ABR Loans and (ii) to the extent such representations and warranties expressly relate to an earlier date.

(c) At the time of and immediately after such Credit Event, no Default shall have occurred and be continuing.

(d) After giving effect to such Credit Event, Total Outstandings will not exceed the Maximum Facility Availability and, except in the case of a Credit Event consisting solely of a conversion of LIBOR Loans to ABR Loans, either (x)

the daily average Total Excess Availability shall have exceeded $100,000,000 for the period of 30 consecutive calendar days then ended or (y) no Permitted Dividends and no prepayment of Indebtedness pursuant to Section 6.10(c)(ii) shall have been paid by Equistar since the time the daily average Total Excess Availability (after giving effect to any such Permitted Dividend or prepayment) last exceeded $100,000,000 for a period of 30 consecutive calendar days.

(e) The making of such Borrowing, Swingline Loan, or the issuance of such Letter of Credit, shall not violate any requirement of law binding upon the Borrowers and shall not be enjoined temporarily, preliminarily or permanently.

Each Credit Event shall be deemed to constitute a representation and warranty on the date of such Credit Event as to the matters specified in paragraphs (b), (c), (d) and (e) of this Section.

Section 4.02. Effective Date. The obligations of the Lenders and the Fronting Banks to make the initial Loans, assume the Existing Letters of Credit and issue the initial Additional Letters of Credit under this Agreement shall not become effective until the date on which each of the following conditions has been (or shall substantially simultaneously be) satisfied (or waived in accordance with Section 10.02):

(a) The Administrative Agent shall have received a certificate dated the Effective Date and signed by a Principal Financial Officer, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 and paragraphs (g), (k) and (p) of this Section (with compliance with the conditions set forth in such paragraphs (b) and (c) being determined after giving effect to the transactions referred to in such paragraphs (g) and (k)).

(b) The Administrative Agent shall have received for the benefit of each Lender a signed copy of the favorable written opinion, dated the Effective Date and addressed to the Lenders, of (i) Baker Botts L.L.P., counsel for Equistar, substantially in the form set forth in Exhibit E-1 and (ii) Gerald A. O’Brien, Esq., General Counsel of Equistar, substantially in the form set forth in Exhibit E-2, in each case reasonably satisfactory to Davis Polk & Wardwell, special counsel for the Agents.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or their counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Loan Documents and the transactions contemplated thereby and any other legal matters relating to the foregoing, all in form and substance reasonably satisfactory to the Administrative Agent and their counsel.

(d) The Administrative Agent shall have received counterparts of this Agreement which, when taken together, bear the signatures of all the parties hereto.

(e) The Administrative Agent shall have received a copy certified by a Responsible Officer of the Limited Partnership Agreement which shall be in full force and effect.

(f) The Administrative Agent shall have received proper financing statements terminations or releases, if any necessary to release all security interests and other rights of any Person in the Collateral.

(g) The Securitization Facility shall be in full force and effect and no “Potential Event of Termination” or “Event of Termination” (as defined therein) shall exist thereunder.

(h) The Collateral Requirement shall have been satisfied as of the Effective Date.

(i) The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Effective Date, including to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.

(j) All legal matters incidental to this Agreement and the Borrowings hereunder shall be satisfactory to the Lenders and to Davis Polk & Wardwell, special counsel for the Agents.

(k) Equistar shall have prepaid all loans outstanding under the Original Credit Agreement, together with accrued interest thereon and accrued fees thereunder.

(l) The Administrative Agent shall have received evidence satisfactory to it that each participation in an Existing Letter of Credit granted by the relevant Fronting Bank to a bank or financial institution that is not a Lender has been cancelled on or before the Effective Date as contemplated by Section 2.06(a).

(m) The Administrative Agent shall have received a completed Borrowing Base Certificate signed by a Principal Financial Officer.

(n) The Administrative Agent shall have received, and be satisfied in all respects with, an Appraisal Report with respect to the Available Inventory.

(o) The Administrative Agent shall have received and be satisfied with (i) audited financial statements of Equistar and its Consolidated Subsidiaries for the Fiscal Year ending December 31, 2002 by independent nationally-recognized public accountants which statements shall be unqualified, (ii) interim unaudited quarterly financial statements of Equistar and its Consolidated Subsidiaries through the fiscal quarter ending September 30, 2003, and (iii) the financial projections of Equistar and its Consolidated Subsidiaries covering the Fiscal Years ending in 2003 through 2007, that are included in the Confidential Information Memorandum.

(p) Total Excess Availability (after giving effect to the effectiveness of this Agreement and the Securitization Facility) shall be at least $300,000,000 on the Effective Date.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Fronting Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on December 19, 2003 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time). The Administrative Agent shall promptly notify the Borrowers, the Fronting Bank and each Lender of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE 5

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all Fees payable hereunder shall have been paid in full, all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, Equistar covenants and agrees with the Lenders that it will, and will cause each of its Material Subsidiaries to:

Section 5.01. Existence. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted by Section 6.03.

Section 5.02. Business and Properties. Except as otherwise permitted by Section 6.03 or to the extent the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, at all times (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, licenses, permits, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; and (b) maintain, preserve and protect all property material to the conduct of such business.

Section 5.03. Maintenance of Insurance. Maintain insurance consistent with the insurance maintained on the date hereof or otherwise consistent with general practices in effect from time to time in the Borrowers’ industry, in either case to the extent available to Equistar and its Material Subsidiaries on commercially reasonable terms, and furnish to the Administrative Agent upon request information in reasonable detail as to the insurance so carried; provided that in any event the Borrowers shall maintain, and shall cause the Administrative Agent to be named loss payee on, property and casualty insurance with respect to Inventory of the Loan Parties. The Administrative Agent and the Lenders agree that any insurance proceeds received by the Administrative Agent, as loss payee on such insurance, that are not required to be applied to prepay Loans in a Prepayment Event pursuant to Section 2.08(b)(i) shall be promptly paid over by the Administrative Agent to the Borrowers.

Section 5.04. Payment of Taxes. Pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, as well as all lawful material claims for labor, materials and supplies or otherwise, which, if unpaid, might give rise to liens or charges upon such properties or any part thereof, unless and to the extent that any such tax, assessment, charge, levy or claim is being contested in good faith by appropriate proceedings and adequate reserves are being maintained on its books with respect thereto to the extent required by GAAP.

Section 5.05. Financial Statements, Reports, Etc. Furnish to the Administrative Agent for distribution to the Lenders:

(a) During any Sweep Period, within 30 days after the end of each of the first two fiscal months in each fiscal quarter of Equistar, unaudited consolidated financial statements (which shall include a balance sheet and income statement, as well as statements of partners’ equity and cash flow) showing the financial condition and results of operation of Equistar and its Consolidated Subsidiaries as of the end of and for such fiscal month and that portion of the current Fiscal Year ending as of the close of such month, in each case certified by a Principal Financial Officer as being the same monthly financial statements generated in accordance with Equistar’s normal procedures and submitted to management of Equistar. The Administrative Agent and the Lenders acknowledge that any monthly unaudited consolidated financial statements furnished pursuant to this Section 5.05(a) will not be accompanied by the footnotes and other disclosures that would be necessary for fair presentation in accordance with GAAP.

(b) Subject to the last paragraph of this Section 5.05, within 55 days after the end of each of the first three fiscal quarters of each Fiscal Year, unaudited consolidated financial statements (which shall include a balance sheet and income statement, as well as statements of partners’ equity and cash flow) showing the financial condition and results of operations of Equistar and its Consolidated Subsidiaries as of the end of and for such fiscal quarter, in each case certified by a Principal Financial Officer as presenting fairly, in all material respects, the financial position and results of operations of Equistar and its Consolidated Subsidiaries and as having been prepared in accordance with the rules and regulations of the SEC applicable to quarterly reports on Form 10-Q.

(c) Subject to the last paragraph of this Section 5.05, within 100 days after the end of each Fiscal Year, consolidated and consolidating financial statements (which shall include a balance sheet and income statement, as well as statements of partners’ equity and cash flows) showing the financial condition and results of operations of Equistar and its Consolidated Subsidiaries as of the end of and for such Fiscal Year. The consolidated financial statements of Equistar and its Consolidated Subsidiaries delivered pursuant to this paragraph will be audited and reported on by independent public accountants of recognized standing and shall be accompanied by a statement of such firm of independent public accountants (i) stating whether during the course of their examination of such financial statements they obtained knowledge of any Default existing on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to (e) below (which statement may be limited to the extent required by accounting rules or guidelines including the rules and guidelines of the public accounting firm giving such statement).

(d) Subject to the last paragraph of this Section 5.05, promptly after the same shall have been filed or furnished as described below, copies of such registration statements, annual, periodic and other reports, and such proxy statements and other information, if any, as shall be filed by Equistar or any Subsidiary with the SEC pursuant to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules promulgated thereunder.

(e) Concurrently with (b) and (c) above, a certificate of a Principal Financial Officer,

(i) certifying compliance, as of the dates of the financial statements being furnished at such time and for the periods then ended, with the covenants set forth in Sections 6.01 and 6.11 and demonstrating compliance with the covenant set forth in Section 6.02, when applicable, and the provisions of Section 7.01(o);

(ii) certifying that to the best knowledge of such Principal Financial Officer no Default has occurred and is continuing or, if a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; and

(iii) solely in the case of (c) above, certifying that except as previously notified to the Administrative Agent pursuant to Section 5.12 there has been no change in any Loan Party’s name, form of organization, jurisdiction of organization and organizational number or Federal Taxpayer Identification Number.

(f) Within five Business Days of the date of receipt of Net Cash Proceeds in excess of $10,000,000 in respect of any Asset Sale or a series of related Asset Sales, or the receipt of Major Casualty Proceeds, a certificate of a Principal Financial Officer setting forth in reasonable detail the amount of such Net Cash Proceeds or Major Casualty Proceeds.

(g) Not later than the earlier of (i) 15 days after Equistar has received the approval of its Partnership Governance Committee and (ii) 30 days after the commencement of each Fiscal Year, the Annual Plan. For purposes hereof, “Annual Plan” shall mean, for any Fiscal Year before the Termination Date, the financial projections of Equistar and its Subsidiaries for such Fiscal Year prepared by management of Equistar for approval of the Partnership Governance Committee and substantially in the form heretofore provided to the Administrative Agent pursuant to Section 4.02(o).

(h) Promptly, from time to time, such other information documents, records or reports respecting this Agreement or the condition or operations, financial or otherwise of Equistar or any Subsidiary as the Administrative Agent may from time to time reasonably request.

Information required to be delivered pursuant to Section 5.05(b), 5.05(c) or 5.05(d) shall be deemed to have been delivered on the date on which Equistar provides notice to the Administrative Agent that such information has been posted on Equistar’s website on the Internet at www.equistarchem.com, at www.sec.gov or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to 5.05(e), (ii) the certification referred to in 5.05(b) shall be deemed made on the date on which Equistar provides notice to the Administrative Agent (as contemplated above) that the information referred to in such paragraph has been posted as described above and (iii) Equistar shall deliver paper copies of the information referred to in Section 5.05(b), 5.05(c) or 5.05(d) to the Administrative Agent for distribution to (x) any Lender to which the above referenced websites are for any reason not available if such Lender has so notified Equistar and (y) any Lender that has notified Equistar that it desires paper copies of all such information.

Section 5.06. Borrowing Base Reports. Furnish to the Administrative Agent (and the Administrative Agent shall thereafter deliver to each Lender):

(i) as soon as available and in any event within (x) until July 31, 2004, 21 days and (y) thereafter, 17 days after the last day of each calendar month, a completed Borrowing Base Certificate calculating and certifying the Borrowing Base as of the end of such calendar month, signed on behalf of the Borrowers by a Principal Financial Officer;

(ii) promptly after any request therefor, such other information in such detail concerning the amount, composition and manner of calculation of the Borrowing Base as the Administrative Agent may reasonably request; and

(iii) as soon as practicable and in any event within two Business Days after any disposition outside the ordinary course of business (including by way of casualty or condemnation) of Collateral having a book value exceeding $10,000,000, an updated Borrowing Base Certificate calculating (on a pro forma basis, after giving effect to such disposition and reflecting only the changes to the affected component of Eligible Inventory) and certifying such pro forma Borrowing Base as of the end of the most recent calendar month for which a Borrowing Base Certificate was delivered pursuant to clause (i) above. The Borrowing Base set forth in each Borrowing Base Certificate delivered with respect to each calendar month occurring after the calendar month covered by the updated Borrowing Base Certificate described in the preceding sentence and ending prior to any such disposition shall be calculated on a pro forma basis, after giving effect to such disposition.

At their option, no more frequently than quarterly, the Borrowers may obtain a new Appraisal Report, and the Borrowers shall submit to the Administrative Agent such Appraisal Report, together with a Borrowing Base Certificate based on such Appraisal Report and otherwise complying with paragraph (i) above.

Section 5.07. Litigation and Other Notices, Etc. Give the Administrative Agent prompt written notice (which the Administrative Agent shall promptly deliver to the Lenders) after any Responsible Officer learns of the following:

(a) the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the transactions contemplated by the Loan Documents, including the making of the Loans, or having the effect of invalidating any provision of this Agreement or any other Loan Document or the initiation of any litigation or similar proceeding seeking any such injunction, order, decision or other restraint;

(b) the filing or commencement of any action, suit or proceeding against Equistar or any Subsidiary, whether at law or in equity or by or before any Governmental Authority or any arbitrator, as to which action, suit or proceeding there is a reasonable possibility of an adverse determination and which, if determined adversely to Equistar or any Subsidiary, could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any development or event or any change in the business, assets, results of operations, financial condition or prospects of Equistar and its Subsidiaries, taken as a whole, which could reasonably be expected to result in a Material Adverse Effect; and

(d) the existence of (i) any Triggering Event or (ii) any Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto.

Section 5.08. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect, and (b) furnish to the Administrative Agent (i) as soon as possible, and in any event within 30 days after any Responsible Officer knows that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of Equistar or any Subsidiary to the PBGC in an amount that could reasonably be expected to result in a Material Adverse Effect, a statement of a Principal Financial Officer setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice that Equistar or any Subsidiary may receive from the PBGC of an intent to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans and (iii) promptly and in any event within 30 days after receipt thereof by Equistar or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice concerning (A) the imposition of any Withdrawal Liability in an amount that could reasonably be expected to result in a Material Adverse Effect or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of

Title IV of ERISA, which, in each case, is expected to result in an increase in annual contributions of Equistar or any Subsidiary to such Multiemployer Plan in an amount that could reasonably be expected to result in a Material Adverse Effect.

Section 5.09. Books of Accounts; Examination of Records; Audits. Keep and maintain proper books of record and account and a system of accounting established and administered in accordance with sound business practice and adequate to permit the preparation of the financial statements required to be delivered under 5.05, and upon reasonable notice permit representatives of the Administrative Agent to have access to such books of record and account and the premises of Equistar or any Subsidiary at reasonable times and to make such excerpts from such books of record and account as such representatives reasonably deem necessary in connection with their evaluation of the ability of the Borrowers to repay the Loans.

Section 5.10. Compliance with Laws, Etc. Comply with all applicable laws, rules and regulations, and all orders of any Governmental Authority applicable to it or any of its property, business, operations or transactions to the extent noncompliance could reasonably be expected to result in a Material Adverse Effect.

Section 5.11. Environmental Compliance. Comply with all Environmental and Safety Laws, except where the failure so to comply could not reasonably be expected to result in a Material Adverse Effect, and provide prompt written notice to the Administrative Agent following the receipt of any notice of any violation of any Environmental and Safety Laws from any Federal, state or local Governmental Authority or any other complaint or other written claim from any Person with respect to any Environmental Liability, in each case, which could reasonably be expected to result in liability or expenses in excess of $20,000,000.

Section 5.12. Information Regarding Collateral. Give the Administrative Agent at least 20 days’ prior written notice of any proposal to change any Loan Party’s (i) name, (ii) form of organization, (iii) jurisdiction of organization, (iv) organizational number or (v) Federal Taxpayer Identification Number.

Section 5.13. Further Assurances. (a) If (i) any Material Subsidiary (other than the LaPorte Joint Venture, a Foreign Subsidiary or a Joint Venture Subsidiary) is formed or acquired or any Subsidiary (other than a Foreign Subsidiary or a Joint Venture Subsidiary) becomes a Material Subsidiary, in each case, after the Effective Date or (ii) any Subsidiary at any time Guarantees any Indebtedness of any Borrower, within the time frame specified below, notify the Administrative Agent thereof and cause the Collateral Requirement to be satisfied with respect to such Material Subsidiary or Subsidiary, as the case may be. The actions required to be taken pursuant to this subsection shall be taken (x) if the requirement to take such action arises by reason of a transaction, as in the case of the formation or acquisition of a Material Subsidiary, or the Guarantee of Indebtedness of any Borrower by a Subsidiary, within three Business Days of consummation of such transaction and (y) if the requirement to take such action arises because of changes in the relevant computations to determine whether a Subsidiary is a Material Subsidiary as reflected in the most recent consolidated financial statements of Equistar made available to the Lenders hereunder, within 15 days after such financial statements are so made available.

(b) Promptly upon request by the Administrative Agent or the Required Lenders:

(i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof;

(ii) execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrowers also agree to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents; and

(iii) permit the Administrative Agent and any representatives designated by it (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct collateral reviews and evaluations and appraisals of the assets included in the Borrowing Base and the Borrowers’ computation of the Borrowing Base, all at such reasonable times and as often as reasonably requested and, except during the continuance of a Default, upon at least ten Business Days’ (or, during the continuance of a Triggering Event of the type described in clause (iii), (iv) or (v) of the definition of “Triggering Event”, five Business Days’) prior notice. Equistar shall pay (i) the documented fees and expenses of employees or other representatives of the Administrative Agent (with in-house field examination charges being limited to $1,000 per day per person (employee or representative) plus such person’s reasonable out-of-pocket expenses, including travel expenses) incurred in connection with periodic collateral reviews and evaluations (or in connection with an appraisal pursuant to (ii) below) and (ii) any inventory appraisal firm retained by the Administrative Agent, in consultation with the Borrowers, to conduct any such appraisals; provided that Equistar shall not be required to pay such fees and expenses for collateral reviews and evaluations performed by the Administrative Agent, except (A) in respect of up to four such collateral reviews and evaluations performed by the Administrative Agent in any calendar year and (B) in respect of any such collateral reviews and evaluations performed by the Administrative Agent during the continuance of a Default; and provided further that Equistar shall not be required to pay the fees and expenses of inventory appraisal firms hired by the Administrative Agent, except (x) in respect of up to four inventory appraisals per calendar year, provided that unless Total Excess Availability is less than $100,000,000 during any period of five consecutive Business Days within any twelve-month period, Equistar shall only be required to pay the fees and expenses of an inventory appraisal firm hired by the Administrative Agent in respect of one inventory appraisal conducted during such twelve-month period and (y) in respect of any one or more additional inventory appraisals conducted at the request of the Administrative Agent during the continuance of a Default. The Administrative Agent and any representative designated by the Administrative Agent to conduct such collateral reviews, evaluations and appraisals shall, during any review, inspection or other activity performed at any of the Borrowers’ plant sites, (X) be accompanied at all times by a plant safety representative (and the Borrowers hereby agree to cause such a plant safety representative to be available for such purpose at such reasonable hours as may be requested and upon reasonable prior notice) and (Y) comply at all times with the Borrowers’ rules regarding safety and security to the extent that the Administrative Agent or representative has been notified of such rules. The Administrative Agent shall furnish to each Lender a copy of the final written collateral review or appraisal report prepared in connection with such review or appraisal. The Administrative Agent shall furnish to the Borrowers a copy of the final appraisal report prepared in connection with any such appraisal, and shall provide the Borrowers with a summary of the Collateral analysis contained in any final written collateral review, in each case not less than two Business Days prior to delivery thereof to the Lenders.

ARTICLE 6

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated, the principal of and interest on each Loan and all Fees payable hereunder have been paid in full, all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, Equistar covenants and agrees with the Lenders that it will not, and will not permit any of its Material Subsidiaries, either directly or indirectly, to:

Section 6.01. Liens. Incur, create, assume or permit to exist any Lien on any of its property or assets, whether owned at the date hereof or hereafter acquired, or assign or convey any rights to or security interests in any future revenues, except:

(a) Liens incurred and pledges and deposits made in the ordinary course of business in connection with workmen’s compensation, disability or unemployment insurance, old-age pensions, retiree health benefits and other social security benefits and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(b) Liens securing the performance of bids, tenders, leases, government contracts, other contracts (other than for Indebtedness), statutory and regulatory obligations, surety, customs bonds and other obligations of a like nature, incurred as an incident to and in the ordinary course of business;

(c) Liens encumbering pipelines or pipeline facilities that arise by operation of law, and other Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and vendors’ liens, incurred in good faith in the ordinary course of business and securing obligations which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings as to which Equistar or any such Subsidiary, as the case may be, shall have, to the extent required by GAAP, set aside on its books adequate reserves;

(d) Liens securing the payment of taxes, assessments and governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith by appropriate legal or administrative proceedings and as to which Equistar or any such Subsidiary, as the case may be, shall have, to the extent required by GAAP, set aside on its books adequate reserves;

(e) (i) zoning restrictions, easements, licenses, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property, minor irregularities of title and similar encumbrances incurred or suffered in the ordinary course of business (and with respect to leasehold interests, the interest of the landlord or owner in the leased property and mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) and (ii) licenses or leases of patents, copyrights, trademarks, tradenames and other intellectual property, which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(f) Liens (including the interest of a lessor under a capital lease) upon any real property or equipment (including general intangibles and proceeds related thereto) acquired (by merger or otherwise), constructed or improved by Equistar or any Material Subsidiary which are created or incurred prior to or within 180 days after such acquisition, construction or improvement to secure or provide for the payment of any part of the purchase price of such real property or equipment or the cost of such construction or improvement (including any Indebtedness incurred to finance such purchase, improvement or construction cost), including carrying costs (but no additional amounts); provided that any such Lien shall not apply to any other property of Equistar or any Material Subsidiary;

(g) Liens on property existing at the time such property is acquired (by merger or otherwise) by Equistar or any Material Subsidiary (provided that such Liens do not apply to any other property of Equistar or any Material Subsidiary and such Liens and the obligations secured thereby were not created in contemplation of the acquisition by Equistar or such Material Subsidiary of such property) and Liens on property of any Person at the time such Person becomes a Material Subsidiary (provided that such Liens do not apply to any other property of Equistar or any Material Subsidiary and such Liens and the obligations secured thereby (other than any Liens on real property or equipment and the obligations secured thereby) were not created in contemplation of such Material Subsidiary’s acquisition of such property or of such Person becoming a Material Subsidiary);

(h) Liens on the property or assets of any Material Subsidiary in favor of Equistar or any Subsidiary;

(i) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of Equistar or any of its Material Subsidiaries (which defeasance is otherwise permitted under this Agreement) having an aggregate principal amount at any one time outstanding not to exceed $25,000,000;

(j) Liens on Transferred Receivables (as defined in the Security Agreement), and related assets described in Section 3(b) of the Security Agreement, created in connection with the Securitization Facility with respect to such Transferred Receivables and related assets;

(k) extensions, renewals and replacements of Liens referred to in clauses (a) through (i) above; provided that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced;

(l) prejudgment Liens which are being contested in good faith by appropriate proceedings;

(m) judgment Liens which are being contested in good faith by appropriate proceedings and Liens securing appeal or similar surety bonds therefor; provided that (i) no Event of Default exists under Section 7.01(k) relating thereto and (ii) the aggregate amount secured by such Liens does not exceed $20,000,000 (exclusive of Liens securing judgments covered by (x) insurance in respect of which the carrier has not contested coverage or (y) appeal or similar surety bonds);

(n) licenses, leases or subleases granted to others (other than those described in clause (e)) and Liens arising under capacity reservation or similar agreements, in each case to the extent that any of the foregoing do not materially interfere with the ordinary course of business of Equistar and its Subsidiaries;

(o) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement, and Liens pursuant to merger agreements, stock purchase agreements, asset sale agreements, option agreements and similar agreements in respect of the disposition of property or assets of Equistar and the Subsidiaries (but in any event not securing Indebtedness), to the extent such dispositions are permitted hereunder and such Liens relate only to the assets or properties to be disposed of;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) customary Liens not encumbering Eligible Inventory in favor of issuers of documentary letters of credit;

(r) Liens encumbering customary initial deposits and margin deposits, netting provisions and setoff rights in favor of counterparties securing Indebtedness under Hedging Agreements;

(s) Liens arising under any Sale/Leaseback Transaction; provided that any such Lien shall be limited to the assets subject to such Sale/Leaseback Transaction and shall not encumber any Collateral;

(t) Liens arising in connection with the pledge of any Equity Interests in any joint venture (that is not a Material Subsidiary) or any Subsidiary (other than a Material Subsidiary) to secure Non-Recourse Debt of such joint venture or Subsidiary, which pledge is made by a Material Subsidiary the activities of which are limited to making and managing Investments, and owning Equity Interests, in such joint venture or Subsidiary, but only for so long as its activities are so limited. For purposes hereof, “Non-Recourse Debt” shall mean Indebtedness as to which (i) the lenders will not, pursuant to the terms in the agreements governing such Indebtedness, have any recourse to the stock or assets of Equistar or any Material Subsidiary, other than Equity Interests of a joint venture that is not a Material Subsidiary or a Subsidiary that is not a Material Subsidiary pledged by Equistar or any Material Subsidiary as contemplated in the preceding sentence and (ii) no default thereunder would, as such, constitute a default under any Indebtedness of Equistar or any Material Subsidiary or give any rights to or in other assets of Equistar or any Material Subsidiary;

(u) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Code;

(v) Liens arising out of consignment or similar arrangements for the sale of goods entered into by Equistar or any Material Subsidiary in the ordinary course of business in accordance with industry practice;

(w) Liens on assets under construction securing progress or partial payments not constituting Indebtedness by a customer of Equistar or any Material Subsidiary relating to such assets;

(x) the interest of a lessor or licensor under an operating lease or license under which Equistar or any Material Subsidiary are lessee, sublessee or licensee, including protective financing statement filings;

(y) Liens created under the Collateral Documents; and

(z) Liens on assets other than Collateral which are “Permitted Liens,” as such term is defined in the Indentures (as in effect on the Effective Date, whether or not any such Indenture is in effect at the time in question), and not otherwise permitted under this Section 6.01;

provided that, except for the Liens referred to in Sections 6.01(o) and 6.01(y), none of the foregoing exceptions shall permit Equistar or any Material Subsidiary to incur, create, assume or permit to exist any consensual Lien on the capital stock owned by it of any Material Subsidiary.

Section 6.02. Interest Coverage Ratio. If for any period of four consecutive fiscal quarters ending on or after March 31, 2005, the Interest Coverage Ratio calculated as of the end of such four-quarter period is less than 2:00 to 1:00, then an Event of Default shall occur under this Section 6.02 if there shall be a period of five consecutive Business Days ending at any time during the immediately following fiscal quarter during which Total Excess Availability is less than $100,000,000.

Section 6.03. Merger, Etc. (a) Consolidate with or merge into any other Person, or permit another Person to merge into it, except that, so long as at the time thereof and immediately after giving effect thereto no Default has occurred and is continuing, (A) any Subsidiary that is neither Equistar Receivables nor a Loan Party may be merged, liquidated or dissolved into any other Subsidiary that is neither Equistar Receivables nor a Loan Party, (B) any Subsidiary other than Equistar Receivables may be merged, liquidated or dissolved into Equistar or into any other Loan Party in a transaction in which the surviving Person is Equistar or such Loan Party, (C) any other Person that is not a Subsidiary may be merged into Equistar or any other Loan Party in a transaction in which the surviving Person is Equistar or a wholly owned Loan Party and, in the case of any transaction in which the consideration (other than equity interests of Equistar) paid by Equistar and the Material Subsidiaries has an aggregate value in excess of 10% of Consolidated Net Tangible Assets as of the most recently ended fiscal quarter, Equistar has submitted to the Administrative Agent calculations reasonably satisfactory to the Administrative Agent showing pro forma compliance with Sections 6.02 and (D) any Subsidiary that is neither Equistar Receivables nor (after giving effect to such transaction) a Loan Party may be merged, liquidated or dissolved in connection with an Asset Sale of such Subsidiary otherwise permitted hereunder.

(b) In the case of Equistar, sell or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis) to any other Person or Persons.

(c) Enter into any Asset Sale unless (A) in the case of an Asset Sale of Collateral, (1) the consideration therefor is not less than the fair market value of such Collateral (as determined in good faith by a Principal Financial Officer) and

(2) the consideration therefor consists solely of cash or cash equivalents and notes and equity Securities and at least 75% of the aggregate consideration received by Equistar and its Subsidiaries with respect to such Asset Sale is in the form of cash or cash equivalents received at or before closing; and (B) such Asset Sale is permitted by the Indentures (as in effect on the Effective Date, whether or not any such Indenture is in effect at the time in question). The amount of (x) any liabilities (as shown on Equistar’s or such Subsidiary’s most recent balance sheet) of Equistar or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Equistar or such Subsidiary from further liability and (y) any securities, notes or other obligations received by Equistar or any such Subsidiary from such transferee that are promptly monetized or converted by Equistar or such Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

(d) Enter into a Securitization Transaction other than the Securitization Facility.

Section 6.04. Organizational Documents; Change of Name; Change of Business. (a) Engage to any material extent in any business other than a Permitted Business; provided that Equistar and the Material Subsidiaries may engage in other businesses representing not more than 2% of Consolidated Net Tangible Assets of Equistar as shown on the most recent audited consolidated balance sheet of Equistar and its Consolidated Subsidiaries delivered pursuant to Section 5.05; and provided further that a Material Subsidiary which was a Subsidiary before it became a Material Subsidiary may continue to engage in any business in which it was engaged at the time it became a Material Subsidiary.

(b) Permit Equistar Funding to hold any assets, become liable for any obligations or engage in any business activities; provided that Equistar Funding may be co-obligor with respect to Indebtedness of the Borrowers permitted under Section 6.11 and may engage in any activities directly related thereto or necessary in connection therewith.

Section 6.05. Use of Proceeds. (a) Use or permit the use of the proceeds of Borrowings or other extensions of credit hereunder for purposes other than those set forth in the preamble to this Agreement.

(b) Use the proceeds of Borrowings or other extensions of credit hereunder to acquire any Security in any transaction which is subject to Sections 13 and 14 of the Securities Exchange Act of 1934 unless such transaction shall have been approved by the board of directors (or comparable governing body) of the issuer of such Security.

Section 6.06. Restrictive Agreements. Enter into or permit to exist any agreement that restricts the ability of any Material Subsidiary to pay dividends or other distributions, or to make or repay loans or advances, to Equistar or, in the case of dividends, to any other Subsidiary owning capital stock of such Subsidiary; provided that the foregoing shall not apply to:

(a) customary restrictions and conditions contained in (i) any agreement relating to the sale of a Material Subsidiary, or all or substantially all of its assets, pending such sale or (ii) any agreement relating to secured Indebtedness permitted by this Agreement, if such restrictions or conditions apply only to such Subsidiary or to the property or assets securing such Indebtedness, as the case may be;

(b) customary provisions in leases and other contracts restricting the assignment thereof;

(c) restrictions and conditions existing with respect to any Person at the time it becomes a Material Subsidiary and not created in contemplation of such Person becoming a Material Subsidiary, which restrictions are not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person becoming a Material Subsidiary;

(d) existing agreements as in effect on the Effective Date and listed on Schedule 6.06;

(e) restrictions arising under applicable law;

(f) restrictions contained in agreements governing Indebtedness permitted hereunder which restrictions are not materially less favorable to Equistar and its Subsidiaries than the terms of the 2001 Indenture (as in effect on the Effective Date, whether or not such Indenture is in effect at the time in question) and restrictions in Section 6.12 hereof on dividends and distributions by a Subsidiary to Equistar or another Subsidiary;

(g) in the case of a Material Subsidiary that is a joint venture, customary restrictions on such Material Subsidiary contained in its joint venture agreement, which restrictions are consistent with the past practice of Equistar and members of the Existing Control Group (as conclusively evidenced by a resolution of the Partnership Governance Committee); or

(h) the Securitization Facility.

Section 6.07. Business Acquisitions. Make any Business Acquisition unless after giving effect thereto, the aggregate cash consideration paid by Equistar and its Consolidated Subsidiaries for all Business Acquisitions consummated in any Fiscal Year would not exceed the sum of (i) $25,000,000 plus (ii) the net cash proceeds of any substantially contemporaneous issuance of Equity Interests by Equistar which do not constitute Indebtedness (including a capital contribution in respect of such Equity Interests) for the purpose of financing a particular Business Acquisition.

Section 6.08. Affiliate Transactions. Directly or indirectly (a) pay any funds to or for the account of any Affiliate, (b) make any investment in any Affiliate (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Indebtedness, or otherwise), (c) lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to any Affiliate, or (d) participate in, or effect, any transaction with any Affiliate, except on terms that are no less favorable to Equistar or such Material Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit:

(i) any transaction between (x) a Loan Party and another Loan Party or (y) Equistar and a Subsidiary, or a Subsidiary and another Subsidiary, so long as (A) any such transaction involving a disposition of Collateral by a Loan Party to a Subsidiary that is not a Loan Party is on terms that are no less favorable to such Loan Party than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate and (B) any Indebtedness thereby incurred by any Loan Party owing to a Subsidiary other than a Loan Party shall be subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent;

(ii) any dividend, distribution or other payment in respect of Equity Interests permitted by Section 6.12 or Investment permitted by Section 6.13;

(iii) any Subsidiary from declaring or paying any lawful dividend or other payment ratably in respect of all its capital stock of the relevant class;

(iv) transactions or payments pursuant to any employment agreement or employee, officer or director benefit plans or arrangements entered into by Equistar or any Subsidiary in the ordinary course of business;

(v) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Equistar or any Subsidiary;

(vi) transactions in connection with the Securitization Facility; and

(vii) transactions entered into by a Person prior to the time such Person becomes a Material Subsidiary and not entered into in contemplation of such Person becoming a Material Subsidiary.

Section 6.09. Hedging Agreements. Enter into any transaction involving Hedging Agreements, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Equistar or any Subsidiary is exposed in the conduct of its business or the management of its liabilities (as determined by a Principal Financial Officer in the exercise of his or her good faith business judgment).

Section 6.10. Prepayment of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness; provided, however, that Equistar or any Material Subsidiary may:

(a) prepay any obligations hereunder in accordance with the terms of this Agreement;

(b) make regularly scheduled or otherwise required repayments or redemptions of Indebtedness;

(c) prepay any Indebtedness payable to (i) a Equistar or a Subsidiary or (ii) Lyondell or a subsidiary of Lyondell, including any “JV Subsidiary” as defined in the Amended and Restated Credit Agreement among Lyondell and the lenders and agents party thereto dated as of June 27, 2002;

(d) make prepayments which are part of a Permitted Refinancing;

(e) pay off the railcar lease obligation identified as item 2 on Schedule 6.11;

(f) prepay or redeem other Indebtedness with the net cash proceeds of (i) a substantially contemporaneous issuance by Equistar of Equity Interests which do not constitute Indebtedness (including a capital contribution in respect of such Equity Interests) or (ii) voluntary or involuntary dispositions of assets (other than Collateral) by Equistar and its Subsidiaries; and

(g) prepay or redeem any other Indebtedness provided that before and after giving effect to such prepayment the daily average Total Excess Availability for the period of 30 consecutive calendar days then ended (calculated on a pro forma basis) is not less than $100,000,000;

provided that in no event shall Equistar or any Material Subsidiary make any payment in respect of any Indebtedness which is by its terms subordinated to the Obligations which payment is prohibited by the subordination provisions governing such Indebtedness.

Section 6.11. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except for the following:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness and railcar lease obligations existing on the date of this Agreement and disclosed on Schedule 6.11;

(c) Guarantees in respect of Indebtedness permitted by this Section 6.11;

(d) Capitalized Lease Obligations and purchase money Indebtedness incurred to finance the acquisition of fixed assets; provided, however, that the Capital Expenditures related thereto are otherwise permitted hereunder and that the aggregate outstanding principal amount of all such Capitalized Lease Obligations and purchase money Indebtedness shall not exceed $50,000,000 at any time;

(e) obligations arising under the Securitization Facility;

(f) Indebtedness represented by industrial revenue bonds to finance capital expenditures incurred to reduce NOx emissions in the Houston/Galveston region pursuant to a Texas Natural Resource Conservation Commission plan;

(g) Renewals, extensions, refinancings and refundings of Indebtedness permitted by clause (b), (d), (e) or (f) above or this clause (g); provided, however, that any such renewal, extension, refinancing or refunding is (i) in an aggregate principal amount not greater than the principal amount (excluding premium, if any, and costs of issuance) of, and (ii) on terms no less favorable taken as a whole to Equistar and its Material Subsidiaries than, and having a remaining weighted average life to maturity no shorter than, the Indebtedness being renewed, extended, refinanced or refunded;

(h) Indebtedness owing to any Loan Party;

(i) Indebtedness represented by standby letters of credit, trade letters of credit or documentary letters of credit, in each case incurred in the ordinary course of business of Equistar and in an aggregate principal or face amount not to exceed $20,000,000 at any time; and

(j) Indebtedness permitted by the Indentures (as in effect on the Effective Date, whether or not any such Indenture is in effect at the time in question) and not otherwise permitted under this Section 6.11.

Section 6.12. Restricted Payments. Declare or pay any dividend or make any distribution on account of its or such Material Subsidiary’s Equity Interests (other than a dividend or distribution paid by a Subsidiary to Equistar or another Subsidiary or, if paid by a Subsidiary which is not directly or indirectly wholly owned by Equistar, ratably to all holders of a class or series of Equity Interests in such non-wholly-owned Subsidiary or on a basis more favorable to a Loan Party) or purchase, redeem or otherwise acquire or retire for value any Equity Interests of Equistar or any Affiliate of Equistar that controls Equistar, except to the extent that, both before and after giving effect to such dividend, distribution, purchase, redemption, acquisition or retirement, (i) except in the case of a Permitted Dividend, an Equity Refinancing or distributions or payments of Receivables Fees, the daily average Total Excess Availability exceeds $100,000,000 for the period of 30 consecutive calendar days then ended and (ii) no Default would occur and be continuing. It is understood that distributions by any Subsidiary or Joint Venture of chemicals to a holder of Equity Interests of such Subsidiary or Joint Venture if such distributions are made pursuant to a provision in a joint venture agreement or other arrangement entered into a connection with the establishment of such Joint Venture or Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arms-length basis (or pursuant to a provision that imposes a substantially equivalent requirements) are not subject to the foregoing limitations.

Section 6.13. Restricted Investments. Make, acquire or hold any Investment other than (i) Investments existing on the Effective Date and set forth in Schedule 6.13, (ii) Investments in Subsidiaries permitted by the Indentures (as in effect on the Effective Date, whether or not any such Indenture is in effect at the time in question), (iii) Investments permitted by Section 6.07, (iv) Investments in any Joint Venture Subsidiary permitted by the Indentures (as in effect on the date hereof whether or not such Indenture is in effect at the time in question), (v) Investments represented by amounts in deposit accounts or securities accounts required to be maintained under the “control” (as defined in the UCC) of the Administrative Agent under the Collateral Documents or under the “control” of the administrative agent under the Securitization Facility, (vi) Investments made, acquired or held in the ordinary course of business, (vii) Investments in Equistar Receivables pursuant to the Securitization Facility and (viii) Investments permitted by the Indentures (as in effect on the Effective Date, whether or not any such Indenture is in effect at the time in question.)

Section 6.14. Capital Expenditures. For each Fiscal Year, the Capital Expenditures of Equistar and its Consolidated Subsidiaries shall not exceed the applicable Limit Amount set forth in the table below, plus the amount, if any (not to exceed 10% of the Limit Amount, if any, for the immediately preceding Fiscal Year), by which their Capital Expenditures for the immediately preceding Fiscal Year is less than the Limit Amount for such Fiscal Year set forth below:

Fiscal Year	Limit Amount
2003	$125,000,000
2004	$200,000,000
2005 or thereafter	$250,000,000

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. In case of the happening of any of the following events (herein called “Events of Default”):

(a) any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with the Loan Documents or the extensions of credit thereunder or any representation, warranty or statement made or deemed made by or on behalf of any Loan Party with respect to any financial statement or in any report, certificate or other instrument or agreement furnished in connection with the Loan Documents or in connection with the extensions of credit thereunder shall prove to have been false or misleading in any material respect when made or deemed made; provided that to the extent that the representations and warranties in Sections 3.06(c) or 3.13 apply to any such report, certificate or other instrument or agreement, then the foregoing shall not apply to any representation, warranty or statement made or deemed made in such report, certificate or other instrument or agreement unless the representations and warranties in Sections 3.06(c) or 3.13, as applicable, as they relate to such report, certificate or other instrument or agreement shall prove to have been false or misleading in any material respect when made or deemed made;

(b) default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount due under this Agreement when and as the same shall become due and payable, and such default shall continue for a period of five days;

(d) (i) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.01, 5.06 5.07, 5.12 or 5.13 or in Article 6 or in Section 6 of the Security Agreement; (ii) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.03 or Section 5.05, which default referred in this clause (ii) shall continue for a period of five days; or (iii) default shall be made in the due observance or performance of any other covenant, condition or agreement to be observed or performed on the part of Equistar or any Subsidiary pursuant to the terms of any Loan Document, which default referred to in this clause (iii) shall continue unremedied for 30 days after the earlier of (A) the date on which any Responsible Officer becomes aware of such default and (B) the date on which notice thereof shall have been given to the Borrowers by either the Administrative Agent or the Required Lenders;

(e) Equistar or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency, liquidation or similar law, (ii) consent to the institution of, or fail to contravene in a timely and appropriate manner in, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Equistar or any Material Subsidiary or for a substantial part of its property or assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable or fail generally to pay its debts as they become due or (vii) take any company or partnership or similar action to authorize any of the actions set forth in this subsection (e) or subsection (f);

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Equistar or any Material Subsidiary or of a substantial part of the property or assets of Equistar or any Material Subsidiary, under Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Equistar or any Material Subsidiary or for a substantial part of the property or assets of Equistar or any Material Subsidiary or (iii) the winding up or liquidation of Equistar or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

(g) (i) default shall be made or another event shall occur with respect to any Indebtedness in an aggregate amount in excess of $50,000,000 of Equistar or any Subsidiary if the effect of any such default or other event shall be to accelerate, or to permit the holder or obligee of any Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate (with or without the giving of notice or lapse of time or both), or (ii) any amount of principal of or interest on any Indebtedness of Equistar or any Subsidiary in an aggregate principal amount in excess of $50,000,000 shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Indebtedness); or (iii) without limiting the rights of the Lenders under clauses (g)(i) and (g)(ii) above, Equistar or any Subsidiary shall default in the payment of principal of any Indebtedness, which principal, individually or in the aggregate with other defaulted principal, shall be in excess of $15,000,000, when due and payable (after giving effect to any period of grace specified in the instrument evidencing or governing such Indebtedness), or the principal of such Indebtedness in excess of $15,000,000 shall be declared due and payable prior to the date on which it would otherwise be due and payable and such acceleration shall not have been rescinded or annulled within five Business Days of such acceleration; or (iv) an “Event of Termination” shall exist under (and as defined in) the Securitization Facility;

(h) (i) a Reportable Event or Reportable Events, or a failure to make a required payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in a Material Adverse Effect; or (ii) a trustee shall be appointed by a United States District Court to administer any such Plan or Plans or the PBGC shall institute proceedings to terminate any Plan or Plans and such appointment or termination proceedings could reasonably be expected to result in a Material Adverse Effect; or

(i) (i) Equistar or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) Equistar or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not, in fact, contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid by Equistar and its ERISA Affiliates to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), could reasonably be expected to result in a Material Adverse Effect; or

(j) Equistar or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of Equistar and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased could reasonably be expected to result in a Material Adverse Effect; or

(k) one or more judgments or orders for the payment of money (not reimbursed by insurance policies of Equistar or any Subsidiary) in excess of $20,000,000 in the aggregate shall be rendered by a court or other tribunal or governmental agency against Equistar or any Subsidiary and shall remain undischarged for a period of 30 consecutive days during which the execution of such judgments shall not have been stayed effectively or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Equistar or any Subsidiary to enforce any such judgment;

(l) a Change in Control shall occur;

(m) (i) any Lien created by any of the Collateral Documents shall at any time fail to constitute a valid and (to the extent required by the Collateral Documents) perfected Lien on all the Collateral purported to be subject thereto, securing the obligations purported to be secured thereby, with the priority required by the Loan Documents, except by reason of action taken voluntarily by the Administrative Agent, or the failure by the Administrative Agent to take action required to be taken by it hereunder, or (ii) any Loan Party shall so assert in writing;

(n) any Loan Document shall cease for any reason (other than pursuant to a transaction permitted hereunder) to be in full force and effect, or any Loan Party shall so assert in writing; or

(o) (i) Excess Availability shall for a period of two consecutive Business Days be less than (x) $30,000,000 from the Effective Date through March 30, 2005 or (y) $20,000,000 thereafter, or (ii) Total Excess Availability shall for a period of two consecutive Business Days be less than (x) $75,000,000 from the Effective Date through March 30, 2005 or (y) $50,000,000 thereafter;

then, and in any such event (other than an event with respect to a Loan Party described in paragraph (e) or (f) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, or at the written direction of the Required Lenders shall, by written or telecopied notice to the Borrowers, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) demand cash collateral as provided in Section 2.06(k) and (iii) declare the Loans then outstanding to be forthwith due and payable, whereupon the principal of the Loans so declared due and payable, together with accrued interest and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable both as to principal and interest, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding; provided, however, that, in the event of a default with respect to a Loan Party described in paragraph (e) or (f) above, the Commitments shall automatically terminate, the deposit of cash collateral as provided in Section 2.06(k) shall automatically be required and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein to the contrary notwithstanding.

ARTICLE 8

ADMINISTRATIVE AGENT

Each of the Lenders and Fronting Banks irrevocably authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents selected and appointed by such Administrative Agent. Each of the Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through Affiliates or its or its Affiliates’ employees. The exculpatory provisions of the following paragraphs shall apply to any such sub-agent, to the Affiliates of the Administrative Agent and any such sub-agent and to the directors, officers and employees of the Administrative Agent, any such sub-agent and their respective Affiliates.

The Administrative Agent is hereby expressly authorized and directed by the Lenders to the extent provided in this Agreement, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders under the Loan Documents, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to the Loan Documents as received by the Administrative Agent.

Neither the Administrative Agent nor any of their directors, officers, employees or agents shall be liable as such for any action taken or omitted to be taken by it or them under the Loan Documents or in connection therewith (a) at the request or with the approval of the Required Lenders (or, if otherwise specifically required hereunder, the consent of all the Lenders) or (b) in the absence of its or their own gross negligence or willful misconduct. Each Lender acknowledges that it has decided to enter into this Agreement and to extend the Loans hereunder based on its own analysis of the creditworthiness of the Borrowers and agrees that the Administrative Agent shall bear no responsibility for such creditworthiness.

The Administrative Agent shall not be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or due execution of the Loan Documents or any other agreements or certificates, requests, financial statements, notices or opinions of counsel or for any recitals, statements, warranties or representations contained in the Loan Documents or in any such instrument or be under any obligation to ascertain or inquire as to the performance or observance of any of the terms, provisions, covenants, conditions, agreements or obligations of the Loan Documents or any other agreements on the part of any Loan Party and, without limiting the generality of the foregoing, the Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to accept any certificate furnished pursuant to any Loan Document as conclusive evidence of the facts stated therein and shall be entitled to rely on any note, notice, consent, certificate, affidavit, letter, telegram, teletype or telecopy message, statement, order or other document which it reasonably believes to be genuine and correct and to have been signed or sent by the proper Person or Persons. It is understood and agreed that the Administrative Agent may exercise its rights and powers under other agreements and instruments to which it is or may be a party and engage in other transactions with Equistar or any Subsidiary or other Affiliate as though it were not the agent of the Lenders hereunder.

The Administrative Agent may consult with legal counsel selected by it in connection with matters arising under the Loan Documents and any action taken or suffered in good faith by it in accordance with the opinion of such counsel shall be full justification and protection to it. The Administrative Agent may exercise any of its powers and rights and perform any duty under the Loan Documents through agents or attorneys.

The Lenders shall ratably, in accordance with their Credit Exposures at the time of demand for indemnification hereunder, indemnify the Administrative Agent, in its capacity as agent on behalf of the Lenders (to the extent not reimbursed by the Borrowers pursuant to the terms hereof and without limiting the obligations of the Borrowers to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as results from such Administrative Agent’s gross negligence or willful misconduct) that such Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by it under the Loan Documents.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders, the Fronting Banks and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank having an office (or an Affiliate with an office) in New York, New York, with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

The Lenders hereby acknowledge that the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders or, where required, all the Lenders.

The Co-Collateral Agents and the Co-Documentation Agents shall have no responsibility, obligation or liability whatsoever under the Loan Documents in such capacity.

ARTICLE 9

THE OBLIGORS

Section 9.01. Appointment and Authorization of Borrowers’ Agent. Each of the Borrowers irrevocably appoints and authorizes the Borrowers’ Agent, as agent on its behalf, to exercise in its discretion all of the rights and powers of the Borrowers or any of them under the Loan Documents. Each of the Borrowers irrevocably agrees that the Agents and the Lenders may conclusively rely on the authority of the Borrowers’ Agent in the exercise of such rights and powers.

Section 9.02. Joint and Several Obligations. The obligations of the Borrowers under the Loan Documents shall be joint and several. The Agents and the Lenders may enforce against any one or more Borrowers the obligations of the Borrowers to make the payments due under the Loan Documents, and each Borrower shall be responsible to the Agents and the Lenders for the full amount of such payments due. The obligations of each of the Borrowers under the Loan Documents shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Loan Party under any Loan Documents, by operation of law or otherwise;

(ii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any other Loan Party under any Loan Documents;

(iii) any change in the existence, structure or ownership of any other Loan Party;

(iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Loan Party or its assets or any resulting release or discharge of any obligation of any other Loan Party under any Loan Documents;

(v) any invalidity or unenforceability relating to or against any other Loan Party for any reason of any Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other Loan Party of the principal of or interest on any Note or any other amount payable by any other Loan Party under any Loan Documents; or

(vi) any other act or omission to act or delay of any kind by any other Loan Party or any other corporation or Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

Section 9.03. Contribution; Subordination. Each Borrower (a “Contributing Borrower”) agrees that when a payment shall be made by any other Borrower under the Loan Documents upon enforcement thereof (such other Borrower, the “Claiming Borrower”), the Contributing Borrower shall indemnify the Claiming Borrower in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of the Contributing Borrower on December 31, 2002 (or, with respect to any Borrower becoming a party hereto pursuant to Section 9.04, the date such Contributing Borrower became a Borrower) and the denominator shall be the aggregate net worth of all Borrowers on December 31, 2002 (or, in the case of any Borrower becoming a party hereto pursuant to Section 9.04, the date such Borrower became a Borrower). All rights of the Borrowers under this Section and any other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of all amounts payable by the Borrowers pursuant to the Loan Documents.

Section 9.04. Limitation on Obligations of Subsidiary Borrowers. The obligations of each Subsidiary Borrower under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of applicable law.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Notices. Except as specifically provided elsewhere herein, notices and other communications provided for herein shall be in writing and shall be delivered or mailed (or, if by telecopy equipment of the sending party, delivered by such equipment) addressed:

(a) If to any or all of the Borrowers, in all cases to the Borrowers’ Agent at:

Equistar Chemicals, LP

1221 McKinney Street, Suite 700

Houston, Texas 77010

Telecopy: 713-652-4598

Attention of Treasury Department

(b) If to the Administrative Agent, in all cases to:

Citicorp USA, Inc.

388 Greenwich Street

19th Floor

New York, New York 10013

Telecopy: 212-816-2613

Attention of David Jaffe

(c) If to any Lender, in all cases to it at its address as set forth in its Administrative Questionnaire or as it shall subsequently specify in writing to the Borrowers and the Administrative Agent.

(d) If to the Swingline Lender or Fronting Bank, to it at:

Citibank, N.A.

388 Greenwich Street

19th Floor

New York, New York 10013

Telecopy: 212-816-2613

Attention of David Jaffe

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy equipment of the sender, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 10.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 10.01.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or Equistar may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 10.02. No Waivers; Amendments. (a) No failure or delay of any Fronting Bank, any Agent or any Lender in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Fronting Banks and the Lenders under the Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Except as may be otherwise expressly provided herein, no waiver of any provision of this Agreement nor any consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (unless otherwise specified herein), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Fronting Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any Exhibit or Schedule hereto may be amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers’ Agent on behalf of the Borrowers and by the Required Lenders; provided, however, that no such agreement shall (i) increase the Commitment of any Lender, or subject any Lender to any additional obligation, without the prior written consent of such Lender, (ii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any Fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or reduce the Applicable Margin, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iii) amend or modify or otherwise affect the rights or duties of any Agent, any Fronting Bank or the Swingline Lender without its prior written consent, (iv) amend or modify the definition of “Required Lenders”, or otherwise change the percentage of Commitments or Credit Exposures, or the number of Lenders, which shall be required for the Lenders or any of them to take action hereunder, or increase the amount of the Total Commitment, or amend or modify Section 2.17, this Section 10.02 or Section 10.07, in each case without the prior written consent of each Lender or (v) amend or modify the definitions of “Available Inventory”, “Collateral Availability”, “Eligible Inventory”, “Excess Availability”, “Ineligible Inventory”, “SF Excess Availability”, “Total Collateral Availability” or “Total Excess Availability,” or amend, or waive a Default arising under, Section 7.01(o), in each case without the prior written consent of Lenders having aggregate Credit Exposures representing at least 66 2/3% of the sum of all Credit Exposures at such time; provided that any increase in the percentage set forth in clause (i) of the definition of “Available Inventory” to above 70% or any increase in the percentage set forth in clause (ii) of the definition of “Available Inventory” to above 85%, or any amendment of the definition of “Available Inventory” that would have the effect of so increasing either or both of such percentages, shall require the prior written consent of each Lender.

(c) Any provision of the Collateral Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Loan Party thereto whose consent to such amendment or waiver is required by the terms of such Collateral Document and by and the Administrative Agent with the consent of the Required Lenders; provided that no such amendment or waiver shall, unless signed by all the Lenders, effect or permit a release of, or the consensual subordination of the Liens of the Collateral Documents on, all or substantially all of the Collateral or release any Loan Party from its obligations under the Loan Documents. Notwithstanding the foregoing, Collateral (but not the proceeds thereof) shall be released from the Lien of the Collateral Documents, and a Loan Party (other than Equistar) shall be released from such obligations, from time to time as necessary to effect any sale of assets, including the sale of a Subsidiary Loan Party, permitted by the Loan Documents, and the Administrative Agent shall execute and deliver all release documents reasonably requested to evidence such release (without the requirement of consent from any Lender).

(d) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, the consent of the Required Lenders is obtained but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is the same entity as the Administrative Agent is not a Non-Consenting Lender, at the Borrowers’ request, the Administrative Agent or an Eligible Assignee acceptable to the Administrative Agent shall have the right with the Administrative Agent’s consent and in the Administrative Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Lender that is the same entity as the Administrative Agent or to such Eligible Assignee, all of the Commitment and Loans of such Non-Consenting Lender for an amount equal to the outstanding principal amount of the Loans by the Non-Consenting Lender plus all accrued interest and fees with respect thereto through the date of sale less unamortized upfront fees, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance.

Section 10.03. Payments. Except as otherwise provided in this Agreement, all payments to be made by the Borrowers to the Lenders hereunder shall be made to the Administrative Agent in immediately available funds at Citibank, N.A., 388 Greenwich Street, New York, New York 10013, Attention: David Jaffe (Account Number 3685-2248, ABA 021000089 and Reference: CUSA – Medium Term Finance) not later than 11:00 a.m., New York City time, on the date due. Funds received after the applicable time shall be deemed to have been received by the Lenders on the following Business Day.

Unless otherwise provided herein, if any payment of principal, interest or any other amount payable by the Borrowers hereunder shall fall due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and such extension of time shall be included in computing interest, if any, in connection with such payment.

Upon receipt of any payment for the accounts of the Lenders hereunder, the Administrative Agent will promptly distribute to each Lender its share of such payment.

Section 10.04. Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) To the extent it may effectively do so under applicable law, each Borrower (i) irrevocably submits to the nonexclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to any Loan Document or any other document contemplated thereby, and (ii) irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each Borrower agrees, to the fullest extent it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in paragraph (b) above brought in any such court shall be conclusive and binding upon such Borrower and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such Borrower is or may be subject) by a suit upon such judgment.

(d) To the extent it may effectively do so under applicable law, each Borrower consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (b) by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of such Borrower set forth or referred to in Section 10.01. To the extent it may effectively do so under applicable law, each Borrower agrees that such service (i) shall be deemed in every respect effective service of process upon such Borrower in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to such Borrower.

(e) Nothing in this Section 10.04 shall affect the right of any Agent or Lender to serve process in any manner permitted by law, or limit any right that any Agent or Lender may have to bring proceedings against any Borrower in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

Section 10.05. Expenses; Documentary Taxes; Indemnity. (a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Fronting Banks and their respective Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special counsel for the Agents and any local counsel retained by them, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Fronting Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Fronting Banks or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Fronting Banks or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans or Letters of Credit. It is understood that reimbursement of the Administrative Agent in respect of matters covered by Section 5.13(b)(iii) of this Agreement is subject to the applicable limitations specified therein.

(b) The Borrowers shall indemnify each Agent, each Fronting Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of any actual or threatened claim, litigation, investigation or proceeding, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, relating to (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations under the Loan Documents or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by a Fronting Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Equistar or any of its Subsidiaries, or any Environmental Liability related in any way to Equistar or any of its Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the generality of the foregoing, each Borrower hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or related to Environmental and Safety Laws that it might have by statute or otherwise against any Indemnitee.

(c) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Lenders or the Administrative Agent. All amounts due under this Section 10.05 shall be payable on written demand therefor.

Section 10.06. Survival of Agreements, Representations and Warranties, Etc. All warranties, representations and covenants made by any Loan Party herein or in any certificate or other instrument delivered by any Loan Party or on its behalf in connection with the Loan Documents shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans and issuance of any Letters of Credit herein contemplated regardless of any investigation made by the Lenders or the Agents or on their behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid. The right of each Lender to receive payments pursuant to Sections 2.14, 2.16 and 2.19 shall survive the termination of this Agreement and the repayment of the Loans.

Section 10.07. Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (including any Affiliate of a Fronting Bank that issues any Letter of Credit). No Borrower may assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders (in the case of Equistar) or the Administrative Agent (in the case of any other Borrower).

(b) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment (if still in existence) and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment by a Lender to an Affiliate of such Lender, to another Lender or to a Related Fund of a Lender, the Borrowers and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, regardless of the identity of the assignee, each Fronting Bank and the Swingline Lender) must consent to such assignment in writing (which consent may not be unreasonably withheld or delayed), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement as a Lender, (iii) after giving effect to any such assignment, (1) the aggregate amount of the Credit Exposure of the assigning Lender (together with its Related Funds and its Affiliates) shall be either (x) $0 or (y) $10,000,000 or more and (2) the aggregate amount of the Credit Exposure of the assignee Lender (together with its Related Funds and its Affiliates) shall be in the case of a Lender, $10,000,000 or more (or, in any case, any other smaller amount agreed upon by the Administrative Agent and the Borrowers); and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent for its acceptance and recording in the Register an Assignment and Acceptance, together with (except in the case of assignment to another Lender or an Affiliate or a Related Fund of a Lender) a processing and recordation fee of $3,500 (provided that only one such fee shall be required in the case of multiple assignments by a Lender on a single day to funds managed or advised by the same investment advisor if such funds are not Lenders hereunder); and provided, further, that any consent of the Borrowers otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. The Credit Exposures held by or assigned to or by any Person and its Related Funds shall be aggregated for purposes of determining compliance with the amount thresholds specified in this Section. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be (unless waived by the Administrative Agent) at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto, and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (B) the assignor thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of the assignor’s rights and obligations under this Agreement, the assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16 and 10.05 as well as to any interest and Unused Commitment Fee accrued for its account hereunder and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assignor and the assignee thereunder shall be deemed to confirm to and agree with each other and the Borrowers as follows: (i) such assignor warrants that it is the legal and beneficial owner of the interest being assigned free and clear of any adverse claim; (ii) except as set forth in clause (i) above, the assignor makes no other representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their Obligations under this Agreement or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements described in Section 3.06 or the most recent financial statements delivered pursuant to Section 5.05, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the assignor and based on such documents and information as it shall deem appropriate at the time continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents, as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will, to the extent of the interest assigned to it, perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by the Lenders.

(d) The Borrowers agree that each Lender may without notice to or the consent of the Borrowers, the Administrative Agent, any Fronting Bank or the Swingline Lender sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the same portion of the Revolving Loans owing to it) and the Borrowers agree that any purchaser of a participation in such Loans so acquired may exercise any and all rights of banker’s lien, setoff, counterclaim or otherwise with respect to any and all moneys owing by the Borrowers to such purchaser as fully as if such purchaser were a Lender acquiring such Loans hereunder in the amount of such participation; provided, however, that (i) such selling Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the Borrowers for the performance of its obligations hereunder, (iii) the participating lenders or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.19 to the same extent as if they were such Lender (but the amount claimed by any participating lender or other entity shall not exceed the amount that could have been claimed by the Lender from which it acquired its participation) and (iv) the Borrowers, the Agents, the Fronting Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to Fees payable hereunder or an increase in the amount of principal of or a decrease in the rate at which interest is payable on the Loans, or an extension of the dates fixed for payments of principal of or interest on the Loans or payments of Fees).

(e) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to Equistar and its Subsidiaries furnished to the Lenders (including pursuant to Section 5.09) by or on behalf of Equistar and its Subsidiaries, as applicable; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to Equistar and its any Subsidiary received from the Agents or Lenders.

(f) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment (if any) of, and the principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof (the “Register”), and no such Assignment and Acceptance shall be effective until so recorded. The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Agents, the Fronting Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an executed Assignment and Acceptance, together with any Note subject to such assignment, and the payment of any processing and registration fee, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(g) Any Lender may at any time pledge all or any portion of its rights under the Loan Documents to secure obligations of such Lender, without the consent of any party, without notice to any party and without payment of fees, in accordance with applicable law, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to Section 2.02, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall be deemed to utilize the Commitments of all the Lenders to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.07, any SPC may assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans; provided, however, that except in the case of an assignment to a Granting Bank or a financial institution that is either an affiliate of such SPC or another Lender, the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrowers must consent to such assignment in writing (which consent may not be unreasonably withheld). Each SPC shall execute an agreement whereby such SPC shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to the Borrowers and their Affiliates received from the Agents or Lenders.

Section 10.08. Right of Setoff. (a) Upon the occurrence and during the continuation of any Event of Default each Lender is hereby authorized, in addition to any other right or remedy that any Lender may have by operation of law or otherwise, at any time and from time to time, without notice to the Borrowers except to the extent required by applicable law (any such notice being expressly waived by the Borrowers to the maximum extent possible under applicable law), and subject to any requirements or limitations imposed by applicable law, to exercise its banker’s lien or right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or any of its Affiliates to or for the credit or the account of any Borrower against any and all the obligations of the Borrowers now or hereafter existing under any Loan Document, irrespective of whether or not such Lender shall have made any demand under such Loan Agreement and although such obligations may be unmatured.

(b) Each Lender agrees promptly to notify the Administrative Agent and the Borrowers after any such setoff and application; provided, however, that, to the extent permitted by applicable law, the failure to give any such notice shall not affect the validity of such setoff and application.

Section 10.09. Severability. In case any one or more of the provisions contained in the Loan Documents shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.10. Cover Page, Table of Contents and Section Headings. The cover page, Table of Contents and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

Section 10.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereon and hereon were upon the same instrument. This Agreement shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall have been received by the Administrative Agent.

Section 10.12. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.13. Entire Agreement. This Agreement, the Collateral Documents, the agreements referred to in Section 2.07 and any promissory notes delivered pursuant hereto constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by the Loan Documents and such letter agreements, except to the extent expressly provided therein. Nothing in the Loan Documents or such letter agreements or promissory notes, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto and Indemnitees referred to in Section 10.05(b) any rights, remedies, obligations or liabilities under or by reason of the Loan Documents or such letter agreements or promissory notes.

Section 10.14. Confidentiality. Each of the Agents, each Fronting Bank, the Lenders and the SPC’s (as defined in Section 10.07(h)) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to obtaining a written agreement containing provisions substantially the same as those of this Section from the intended recipient of such Information, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (including any assignee or any prospective assignee of an SPC of the type described in the last sentence of Section 10.07(h)), (g) with the consent of the Borrowers, (h) for purposes of Section 10.07(h) only, to any rating agency, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Fronting Bank or any Agent or Lender on a nonconfidential basis from a source other than the Borrowers or (j) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to such contractual counterparty’s professional advisor) so long as the recipient of such Information agrees to be bound by the provisions of this Section. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers and their Affiliates or their respective businesses, other than any such information that is available to any Fronting Bank or any Agent or Lender on a nonconfidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and each party hereto may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

Section 10.15. Limitation on Recourse to General Partners. The Lenders, the Agents, the SPCs (as defined in Section 10.07(h)) and the Fronting Banks agree that payment and performance of the obligations due to them from the Loan Parties under the Loan Documents and any promissory notes delivered hereunder shall be obligations of the Loan Parties only, and none of the Lenders, the Agents, the SPCs or any Fronting Bank shall have any claim against or recourse (whether by operation of law or otherwise) to any Equistar GP or any of its Affiliates (other than Equistar and its Subsidiaries) or any director, officer, employee, partner, member of the Partnership Governance Committee, holder of Equity Interests, agent or advisor of any such Person in respect of such obligations or for any claim based on, in respect of, or by reasons of, such obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.

EQUISTAR CHEMICALS, LP

By:	/s/ Karen A. Twitchell
	Name:	Karen A. Twitchell
	Title:	Principal Financial Officer

CITICORP USA, INC., individually and as Administrative Agent and Co-Collateral Agent

By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Vice President

CITIBANK, N.A., individually and as Fronting Bank

By:	/s/ David Jaffe
	Name:	David Jaffe
	Title:	Vice President

BANK OF AMERICA, N.A., individually and as Co-Collateral Agent

By:	/s/ Stephen King
	Name:	Stephen King
	Title:	Vice President

[Credit Agreement]

BANK ONE, NA, individually and as Co-Documentation Agent

By:	/s/ J. Devin Mock
	Name:	J. Devin Mock
	Title:	Director

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH

By:	/s/ S. William Fox
	Name:	S. William Fox
	Title:	Director

By:	/s/ Denise L. Alvarez
	Name:	Denise L. Alvarez
	Title:	Associate

JPMORGAN CHASE BANK, individually and as Co-Documentation Agent

By:	/s/ Stacey Haimes
	Name:	Stacey Haimes
	Title:	Vice President

Bank of America, N.A.

By:	/s/ Stephen King
	Name:	Stephen King
	Title:	Vice President

[Credit Agreement]

Bank One, NA

By:	/s/ J. Devin Mock
	Name:	J. Devin Mock
	Title:	Director

State of California Public Employees’ Retirement System

By:	/s/ Curtis D. Ishii
	Name:	Curtis D. Ishii
	Title:	Senior Investment Officer Global Fixed Income

UBS AG, Stamford Branch

By:	/s/ Wilfred V. Saint
	Name:	Wilfred V. Saint
	Title:	Associate Director Banking Products Services US

By:	/s/ Anthony N. Joseph
	Name:	Anthony N. Joseph
	Title:	Associate Director Banking Products Services US

[Credit Agreement]

CONGRESS FINANCIAL CORPORATION (SOUTHWEST)

By:	/s/ Vicky Balmot
	Name:	Vicky Balmot
	Title:	Executive Vice President

General Electric Capital Corporation

By:	/s/ Robert M. Kadlick
	Name:	Robert M. Kadlick
	Title:	Duly Authorized Signatory

GMAC COMMERCIAL FINANCE LLC

By:	/s/ George Grieco
	Name:	George Grieco
	Title:	Director

Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc.

By:	/s/ Tom Bukowski
	Name:	Tom Bukowski
	Title:	Director

National City Commercial Finance, Inc.

By:	/s/ James C. Ritchie
	Name:	James C. Ritchie
	Title:	Vice President

[Credit Agreement]

WELLS FARGO FOOTHILL, LLC

By:	/s/ Sanat S. Amladi
	Name:	Sanat S. Amladi
	Title:	Vice President

LaSalle Business Credit, LLC

By:	/s/ Anthony J. Veith
	Name:	Anthony J. Veith
	Title:	Senior Vice President

AmSouth Bank

By:	/s/ Bruce Kasper
	Name:	Bruce Kasper
	Title:	Attorney In Fact

Siemens Financial Services, Inc.

By:	/s/ Frank Amodio
	Name:	Frank Amodio
	Title:	Vice President - Credit

The Bank of New York

By:	/ s/ Raymond J. Palmer
	Name:	Raymond J. Palmer
	Title:	Vice President

[Credit Agreement]